EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT
                                  by and among
                      COLUMBIA/HCA HEALTHCARE CORPORATION,
                               VH HOLDINGS, INC.,
                              GALEN HOLDINGS, INC.
                                       and
                              EXPRESS SCRIPTS, INC.
                          Dated as of February 19, 1998

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                                TABLE OF CONTENTS


ARTICLE I DEFINITIONS 1

ARTICLE II PURCHASE AND SALE; CLOSING
    2.1      Sale of the Shares
    2.2      Excluded Assets and Liabilities; Certain Included Liabilities
    2.3      Purchase Price
    2.4      Closing
    2.5      Closing Deliveries

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS
    3.1      Organization of Columbia, Holdings and Galen
    3.2      Organization and Capitalization of Value Health and MPN
    3.3      Organization and Capitalization of the Value Health Subsidiaries
    3.4      Corporate Authorization
    3.5      No Conflicting Agreements; Consents
    3.6      Financial Statements
    3.7      Absence of Undisclosed Liabilities
    3.8      Absence of Certain Changes
    3.9      Legal Proceedings, etc
    3.10     Certain Contracts
    3.11     Title to Property
    3.12     Employees; Labor Matters; Employee Benefit Plans; ERISA
    3.13     Bank Accounts
    3.14     Taxes
    3.15     Insurance
    3.16     Intellectual Property
    3.17     Compliance with Laws
    3.18     Environmental Conditions
    3.19     Brokers
    3.20     Operations of the Acquired Entities and the Excluded Subsidiaries
    3.21     AT&T Contract

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER
    4.1      Organization
    4.2      Corporate Authorization
    4.3      No Conflicting Agreements; Consents
    4.4      Legal Proceedings, etc
    4.5      Brokers
    4.6      Investment Representations
    4.7      Financing

ARTICLE V COVENANTS OF SELLERS
    5.1      Regulatory Approvals
    5.2      Conduct Prior to the Closing
    5.3      Employee Matters
    5.4      Investigation by Purchaser
    5.5      Financial Statements and Reports
    5.6      Closing Conditions
    5.7      Material Contracts; Transactions with Affiliates
    5.8      Transfer of Assets
    5.9      Encumbrances
    5.10     Condition of Assets
    5.11     Consultative Process
    5.12     Intercompany Accounts
    5.13     Notice of Certain Occurrences
    5.14     Exclusivity
    5.15     Resignations
    5.16     Post Closing Non-Competition
    5.17     Sellers' Non-Solicitation
    5.18     Columbia Confidentiality Agreements

ARTICLE VI COVENANTS OF PURCHASER; CERTAIN ADDITIONAL  COVENANTS OF THE PARTIES
    6.1      Confidentiality
    6.2      Regulatory Approvals
    6.3      Books and Records
    6.4      Closing Conditions
    6.5      Notice of Certain Occurrences
    6.6      Employee Matters
    6.7      WARN Act Compliance
    6.8      Tax Matters
    6.9      Purchaser's Non-Solicitation
    6.10     Financing

ARTICLE VII CONDITIONS TO OBLIGATIONS OF PURCHASER
    7.1      Representations and Warranties
    7.2      Compliance with Agreement
    7.3      Closing Certificates
    7.4      Secretary's Certificates
    7.5      Opinion of Counsel
    7.6      Consents, Authorizations, Etc.
    7.7      No Action or Proceeding
    7.8      Certificates of Incorporation; Bylaws
    7.9      Resignation of Boards of Directors and Officers
    7.10     Good Standing Certificates
    7.11     Material Adverse Change
    7.12     Waiver of Conditions
    7.13     Trademark Acknowledgment Agreement
    7.14     Columbia PBM Agreement
    7.15     Financing
    7.16     MedManagement Agreement

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF SELLERS
    8.1      Representations and Warranties
    8.2      Compliance with Agreement
    8.3      Closing Certificates
    8.4      Secretary's Certificate
    8.5      Opinion of Counsel
    8.6      Consent, Authorizations, Etc.
    8.7      No Action or Proceeding
    8.8      Good Standing Certificate
    8.9      Certificate of Incorporation; Bylaws
    8.10     Waiver of Conditions
    8.11     Trademark Acknowledgment Agreement
    8.12     MedManagement Agreement

ARTICLE IX INDEMNIFICATION
    9.1      Indemnification by Sellers
    9.2      Indemnification by Purchaser
    9.3      Claims Procedures
    9.4      Limitations on Claims
    9.5      Insured Losses

ARTICLE X TERMINATION
    10.1     Termination Events
    10.2     Effect of Termination

ARTICLE XI NOTICES
    11.1     Notices

ARTICLE XII MISCELLANEOUS
    12.1     Fees and Expenses
    12.2     Entire Agreement
    12.3     Waiver
    12.4     Amendment
    12.5     Counterparts; Facsimile Signatures
    12.6     No Third Party Beneficiary
    12.7     GOVERNING LAW, CONSTRUCTION
    12.8     Binding Effect
    12.9     No Assignment
    12.10    Headings, Gender, Etc.
    12.11    Public Announcement
    12.12    Access to Information
    12.13    Severability; Invalid Provisions
    12.14    Cooperation
    12.15    Further Assurance Clause

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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is made and entered into as of February 19, 1998, by and among COLUMBIA/HCA HEALTHCARE CORPORATION, a Delaware corporation ("COLUMBIA"), VH HOLDINGS, INC., a Nevada corporation ("HOLDINGS"), GALEN HOLDINGS, INC., a Nevada corporation ("GALEN"), and EXPRESS SCRIPTS, INC., a Delaware corporation ("PURCHASER"). Columbia, Holdings and Galen are hereinafter referred to collectively as the "SELLERS".

                                R E C I T A L S:

     WHEREAS, Holdings is a wholly-owned subsidiary of Columbia; and

     WHEREAS, Galen is an indirect wholly-owned subsidiary of Columbia; and

     WHEREAS, Holdings owns 100% of the issued and outstanding shares (as further defined in Section 3.2(a)(ii), the "VALUE HEALTH SHARES") of capital stock of Value Health, Inc., a Delaware corporation ("VALUE HEALTH"); and

     WHEREAS, Galen owns 100% of the issued and outstanding shares (as further defined in Section 3.2(b)(ii), the "MPN SHARES") of capital stock of Managed Prescription Network, Inc., a Delaware corporation ("MPN"); and

     WHEREAS, Holdings and Galen wish to sell all of the Value Health Shares and all of the MPN Shares respectively, to Purchaser, and Purchaser wishes to purchase all of the Value Health Shares and the MPN Shares from Holdings and Galen respectively, on the terms, subject to the conditions and for the consideration set forth in this Agreement; and

     WHEREAS, Columbia will derive material benefits from the consummation of the transactions contemplated hereby, and wishes to enter into this Agreement as an inducement to the other parties to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     As used in this Agreement, the following defined terms shall have the meanings indicated below and, where appropriate, shall include the singular and plural of the term defined:

     "ACQUIRED ENTITIES" shall mean Value Health, the Value Health Subsidiaries and MPN.

     "ACQUIRED ENTITIES PRO FORMA BALANCE SHEET" shall have the meaning ascribed to it in Section 3.6(d).

     "ADJUSTMENT SCHEDULE" shall have the meaning ascribed to it in Section 2.3(c).

     "AFFILIATE" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided that, except as used in the first sentence of Section 9.1 (and other provisions of Article IX, to the extent affected thereby), such term shall not be construed to include NYLIFE HealthCare Management, Inc., a Delaware corporation, or any Person that directly, or indirectly through one or more intermediaries, controls NYLIFE HealthCare Management, Inc.

     "AGREEMENT" shall mean this Stock Purchase Agreement, including the exhibits and Schedules attached hereto.

     "BALANCE SHEET DATE" shall mean December 31, 1997.

     "BASE PURCHASE PRICE" shall mean $445,000,000.

     "BOOKS AND RECORDS" shall mean all existing accounting, business, marketing, corporate, and other files, documents, instruments, papers, books and records, including without limitation, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans.

     "BUSINESS DAY" shall mean a day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Tennessee or the State of Missouri are authorized or obligated to close under the Laws of the such states.

     "BYLAWS" shall mean the bylaws of the relevant corporation, as amended to the relevant date.

     "CERTIFICATE OF INCORPORATION" shall mean the certificate of incorporation, articles of incorporation, charter or similar constituent document of the relevant corporation, as amended to the relevant date.

     "CLAIM" shall have the meaning ascribed to it in Section 9.3.

     "CLOSING" shall mean the consummation of the transactions contemplated by this Agreement as provided in Article II.

     "CLOSING DATE" shall have the meaning ascribed to it in Section 2.4.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "COLUMBIA" shall mean Columbia/HCA Healthcare Corporation, a Delaware corporation.

     "COLUMBIA AFFILIATED GROUP" shall mean the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Columbia is the parent.

     "COMPANY" shall mean the Acquired Entities taken as a whole.

     "COMPANY PLANS" shall mean each "employee benefit plan" (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation and other employee benefit plan, employment (including severance and change in control) agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of any Acquired Entity has any present or future right to benefits or under which any Acquired Entity has any present or future liability; provided, however, that "Company Plans" shall not include any Multiemployer Plan.

     "COMPANY PERMITS" shall have the meaning ascribed to it in Section 3.17.

     "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement, dated as of October 1, 1997, as amended by those certain addenda, dated as of November 19, 1997, and February 10, 1998, between Columbia and Purchaser.

     "CONTRACT" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, or other contract (whether written or oral) to which any of the Acquired Entities is a party or by which assets of any of the Acquired Entities are bound.

     "CONTROLLED  GROUP"  shall  have  the  meaning  ascribed  to it in  Section
3.12(d).

     "COURT ORDER" shall mean any judgment, order, award or decree of any federal, state, local or other court or judicial or quasi-judicial tribunal and any award in any binding arbitration proceeding.

     "DAMAGES" shall mean any and all losses, damages, claims, costs, fines, fees, Taxes, penalties, interest obligations and deficiencies (including, without limitation, reasonable attorneys fees and other expenses of litigation).

     "DESTRUCTION NOTICE" shall have the meaning ascribed to it in Section 6.3.

     "EFFECTIVE TIME" shall have the meaning ascribed to it in Section 2.4.

     "ENVIRONMENTAL CLAIM" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of Hazardous Substances at any location which is or has been owned, leased, operated or utilized by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "ENVIRONMENTAL LAWS" shall mean the federal, state, regional, county or local environmental laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and as of the Effective Time relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emission, discharge, release or threatened release of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and as of the Effective Time.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "EXCLUDED ASSETS" shall have the meaning ascribed to it in Section 2.2.

     "EXCLUDED LIABILITIES" shall mean (a) all liabilities of Value Health which do not arise out of or relate to the business conducted by the Value Health Subsidiaries or MPN other than those listed in SCHEDULE I(A) hereto, (b) all of the legal proceedings listed on SCHEDULE 3.9 as being handled by Value Health,
(c) any obligations of Value Health arising out of the federal or state securities laws and regulations and (d) all guarantees by Value Health other than guarantees of obligations of any of the Value Health Subsidiaries.

     "EXCLUDED  SUBSIDIARIES"  shall have the meaning  ascribed to it in Section
2.2 "GAAP" shall mean accounting principles generally accepted in the United States of America and consistently applied.

     "GALEN" shall mean Galen Holdings, Inc., a Nevada corporation.

     "GOVERNMENTAL AUTHORITY" shall mean any national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, department, bureau, commission or entity, or any arbitrator with authority to bind a party at law.

     "GROUPS" shall mean, collectively, the Columbia Affiliated Group and the Value Health Affiliated Group.

     "HAZARDOUS SUBSTANCES" shall mean any toxic or hazardous waste, pollutants or substances, including, without limitations, friable asbestos, polychlorinated biphenyls, petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous substance," "toxic substance," "toxic pollutant" or similarly identified substance or mixture, in or pursuant to any Environmental Law.

     "HOLDINGS" shall mean VH Holdings, Inc., a Nevada corporation.

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "INDEMNIFYING PARTY" shall have the meaning ascribed to it in Section 9.3.

     "INDEMNITEE" shall have the meaning ascribed to it in Section 9.3.

     "INTELLECTUAL PROPERTY" shall have the meaning ascribed to it in Section 3.16.

     "INTERIM PURCHASE PRICE" shall have the meaning ascribed to it in Section 2.3(b).

     "KNOWLEDGE OF PURCHASER" (and any similar expression) shall mean, as to a particular matter, the actual knowledge of any of the following officers of Purchaser following reasonable inquiry: President and Chief Executive Officer; General Counsel; any Executive or Senior Vice President and the Vice President-Finance.

     "KNOWLEDGE OF SELLERS" (and any similar expression, including, without limitation, the expression "of which Sellers have Knowledge") shall mean, as to a particular matter, the actual knowledge of any of the following officers or their functional equivalents of the following corporations following reasonable inquiry: (a) Columbia: Chief Executive Officer, Senior Vice President and Controller, General Counsel, President and any Vice President; (b) Holdings:
Chief Executive Officer, General Counsel, President and any Vice President; (c) Value Health: Chief Executive Officer, Chief Financial Officer, General Counsel, President and any Vice President; (d) Value Rx Pharmacy Program, Inc. (a Value Health Subsidiary): Chief Executive Officer and President; Executive Vice President and Chief Operating Officer; President, Medication Management
Division; Senior Vice President and Chief Financial Officer; Senior Vice President, Customer Services Division; President, Pharmaceutical Trades Division; Senior Vice President and Chief Clinical Officer; and Vice President-Human Relations; (e) Galen: Chief Executive Officer, General Counsel, President and any Vice President; and (f) MPN: Chief Executive Officer, General Counsel, President and any Vice President.

     "LAWS" shall mean all statutes, laws, ordinances, regulations and other pronouncements of any Governmental Authority having the effect of law of the United States, any state or commonwealth of the United States, or any city, county, municipality, department, commission, board, bureau, agency or instrumentality thereof.

     "LIABILITY THRESHOLD" shall have the meaning ascribed to it in Section 9.4(a).

     "LIEN" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

     "MANAGEMENT LETTER AGREEMENTS" shall mean the letter agreements dated February 18, 1998 between ValueRx Pharmacy Program, Inc. and certain employees of the Company, which letter agreements are listed in Schedule 2.2(iv).

     "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the assets, financial position, operations or results of operations of the Company.

     "MEDMANAGEMENT" shall mean MedManagement, L.L.C., a Delaware limited liability company, which is an Affiliate of Columbia and an Excluded Subsidiary.

     "MPN"  shall  mean   Managed   Prescription   Network,   Inc.,  a  Delaware
corporation.

     "MPN FINANCIAL STATEMENTS" shall have the meaning ascribed to it in Section 3.6(b). "MPN SHARES" shall have the meaning ascribed to it in Section 3.2(b)(ii).

     "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan" within the meaning of Section 3(37) of ERISA under which any employee or former employee of any Acquired Entity has any present or future right to benefits or under which any Acquired Entity or any of its subsidiaries has any present or future liability.

     "NEW SAVINGS PLAN" shall have the meaning ascribed to it in Section 6.6(b).

     "OTHER TAX" shall mean any tax, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which tax is not included within the definition of "Tax", including, but not limited to, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipt taxes, business license taxes, occupation taxes and transfer taxes, and other governmental charges, and other obligations of the same or a similar nature to any of the foregoing.

     "OUTPATIENT PHARMACY BENEFIT MANAGEMENT BUSINESS" shall have the meaning ascribed to it in Section 3.20.

     "PARTICIPANTS" shall have the meaning ascribed to it in Section 6.6(b).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "PERMITS"   shall  mean  all   licenses,   permits,   franchises,   rights,
registrations, approvals, authorizations, consents, waivers, exemptions, releases, variances or orders of, or filings with, or otherwise issued by, any Governmental Authority.

     "PERMITTED  LIEN" shall mean (a) any Lien approved in writing by Purchaser,
(b) any Lien for taxes or other governmental charges or assessments which are not delinquent, (c) any Lien of any landlord, carrier, warehouseman, mechanic or materialman and any like Lien arising in the ordinary course of business for sums that are not delinquent, and (d) any Lien of the lessor or other financing source on assets leased under a capitalized lease obligation.

     "PERSON" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, union, association, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau or other entity or authority.

     "PRE-CLOSING PERIOD" shall have the meaning ascribed to it in Section 6.8(b)(i).

     "PRELIMINARY  PAYMENT  AMOUNT"  shall have the  meaning  ascribed  to it in
Section 2.3(b).

     "PROCEEDING" shall have the meaning ascribed to it in Section 6.8(e).

     "PROHIBITED  ACTIVITY"  shall have the  meaning  ascribed  to it in Section
5.16.

     "PURCHASE PRICE" shall have the meaning ascribed to it in SCHEDULE I(B) hereto.

     "PURCHASE  PRICE  ADJUSTMENT"  shall  have the  meaning  ascribed  to it in
SCHEDULE I(B).

     "PURCHASER" shall mean Express Scripts, Inc., a Delaware corporation.

     "PURCHASER   AFFILIATED   GROUP"  shall  mean  the   affiliated   group  of
corporations (as defined in Section 1504(a) of the Code) of which Purchaser is a member.

     "PURCHASER  INDEMNITEE"  shall have the  meaning  ascribed to it in Section
9.1.

     "REAL PROPERTY" shall have the meaning ascribed to it in Section 3.18(b).

     "RETURNS" shall mean all reports, estimates, declarations, schedules, disclosures, information statements and returns relating to, or required to be filed in connection with, any Taxes.

     "SCHEDULE  2.2(IV)  OBLIGATIONS"  shall have the meaning  ascribed to it in
SCHEDULE I(B) hereto.

     "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "SELECTED ACCOUNTING FIRM" shall mean Deloitte & Touche LLP or another accounting firm of recognized national standing acceptable to Purchaser and Columbia.

     "SELLER GROUP" shall have the meaning ascribed to it in Section 5.16.

     "SELLER INDEMNITEE" shall have the meaning ascribed to it in Section 9.2.

     "SELLERS" shall mean, collectively, Columbia, Holdings and Galen.

     "SHARES" shall mean the MPN Shares and the Value Health Shares.

     "SPONSOR" shall have the meaning ascribed to it in Section 6.6(b).

     "STRADDLE PERIOD" shall have the meaning ascribed to it in Section 6.8(b)(ii).

     "TAX" or "TAXES" shall mean all federal, state and local income or profits taxes, taxes measured by income, profits or earned surplus, payroll and employee withholding taxes, unemployment insurance, social security taxes, and Washington business and occupation taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority.

     "TAX  STATEMENT"   shall  have  the  meaning  ascribed  to  it  in  Section
6.8(b)(ii).

     "TRADEMARK ACKNOWLEDGMENT AGREEMENT" shall mean a Trademark Acknowledgment Agreement by and among Value Health, each of the Acquired Entities and each other subsidiary of Value Health in a form reasonably acceptable to Purchaser and Sellers, which agreement will embody the provisions described in SCHEDULE
7.13 hereto and otherwise contain provisions customary with respect to agreements of this type.

     "TRANSFER ACCOUNTS" shall mean the checking accounts, bank accounts and similar arrangements maintained at any financial institution and used by the Company in connection with Columbia's cash management program; the "Transfer
Accounts" shall mean those accounts and arrangement into which the Company deposits funds to be swept by the Columbia cash management system and not the accounts into which the Columbia cash management system deposits funds to be used by the Company.

     "VALUE HEALTH" shall mean Value Health, Inc., a Delaware corporation.

     "VALUE HEALTH AFFILIATED GROUP" shall mean the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Value Health was the parent for tax periods ending on or before August 5, 1997.

     "VALUE HEALTH FINANCIAL STATEMENTS" shall have the meaning ascribed to it in Section 3.6(a).

     "VALUE HEALTH PRO FORMA BALANCE SHEET" shall have the meaning ascribed to it in Section 3.6(c).

     "VALUE HEALTH SHARES" shall have the meaning ascribed to it in Section 3.2(a)(ii).

     "VALUE  HEALTH  SUBSIDIARIES"  shall  have the  meaning  ascribed  to it in
Section 3.3(a).

     "VALUE HEALTH  SUBSIDIARY  SHARES" shall have the meaning ascribed to it in
Section 3.3(d).

     "VHI PLAN" shall have the meaning ascribed to it in Section 6.6(b).

     "WARN ACT" shall have the meaning ascribed to it in Section 6.7.


                                   ARTICLE II
                           PURCHASE AND SALE; CLOSING

     2.1 Sale of the Shares. On and subject to the terms and conditions set forth in this Agreement, at the Closing, (a) Holdings shall sell, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from Holdings, the Value Health Shares, and (b) Galen shall sell, assign, transfer and deliver to Purchaser, free and clear of all Liens, and Purchaser shall purchase from Galen, the MPN Shares. At the Closing, title to the Shares shall pass to Purchaser, as record and beneficial owner. Purchaser shall then be entitled to all rights, including, without limitation, voting rights, as the sole owner of such Shares, free and clear of all Liens.

     2.2  Excluded  Assets  and  Liabilities;   Certain  Included   Liabilities.
Notwithstanding  anything,  express or implied,  to the  contrary  contained  in
Section 2.1 or elsewhere herein, the following assets and liabilities of the Acquired Entities are to be excluded from the assets and liabilities of the
Acquired Entities being acquired by or transferred to Purchaser at Closing through Purchaser's acquisition of the Shares: (a) all Tax accounts of the Acquired Entities with any Governmental Authority; (b) the capital stock of, and other equity interests owned directly or indirectly by Sellers in, each of the corporations and other entities listed in SCHEDULE 2.2(I) (collectively, the "Excluded Subsidiaries"); (c) all Transfer Accounts; (d) the Notes Receivable listed in SCHEDULE 2.2(II); (e) the assets of Value Health that are listed in
SCHEDULE 2.2(III); and (f) the other assets of Value Health that are not related to the assets or operations of the Value Health Subsidiaries and that are not reflected on the Acquired Entities Pro Forma Balance Sheet. With the exception of the above-described assets (the "Excluded Assets") and the Excluded Liabilities, the Acquired Entities shall retain all of the assets and liabilities of the Acquired Entities, including, without limitation, their respective trade payables, operating liabilities, guarantees, accrued expenses, contingent liabilities and other obligations. Prior to the Closing, Sellers shall cause the Excluded Assets to be transferred to Holdings, Galen or another Person designated by Holdings or Galen by means of dividend or otherwise. Prior to the Closing, the Company will assume all obligations of Sellers and all Affiliates thereof, if any, under each of the agreements and other arrangements listed or described in SCHEDULE 2.2(IV), which agreements and arrangements pertain to certain bonus and severance payments to which certain employees of the Company will be entitled under the conditions set forth therein.

     2.3 Purchase Price.

     (a) The consideration to be paid by Purchaser for the Shares (the "PURCHASE PRICE") shall be an amount equal to the Base Purchase Price as adjusted by the Purchase Price Adjustment. The Purchase Price shall be allocated between the Value Health Shares and the MPN Shares in accordance with the provisions of
SCHEDULE 2.3.

     (b) For purposes of determining the amount of cash to be delivered at the Closing in accordance with Section 2.5(b), a preliminary determination of the Purchase Price (the "PRELIMINARY PAYMENT Amount") shall be made on or prior to the Closing Date using the Company's then most recent monthly financial information. Sellers shall prepare such preliminary determination and shall deliver to Purchaser a schedule showing the calculation of the Preliminary Payment Amount not less than two Business Days prior to the Closing Date.

     (c) Within 60 days after the Closing, Columbia shall deliver to Purchaser a schedule (the "ADJUSTMENT SCHEDULE") setting forth Sellers' determination of the Purchase Price based upon the Company's financial data as of the Effective Time. After the Closing, Purchaser shall (i) permit representatives of Sellers, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of the Company which are in the possession of Purchaser or the Company for purposes of preparing the Adjustment Schedule, and
(ii) cause the employees of the Company to cooperate with and assist Columbia in the preparation of the Adjustment Schedule.

     (d) Purchaser may object to any of the information or computations contained in the Adjustment Schedule which could affect the Purchase Price. Any such objection must be made by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Columbia within 30 days following delivery of the Adjustment Schedule to Purchaser. If Purchaser does not so object within such 30 day period, the Adjustment Schedule, as delivered to Purchaser, shall be considered final and binding upon the parties. In the event Purchaser and Columbia are unable to resolve a dispute or disagreement set forth in a written objection pursuant to this Section 2.3(d) within 30 days of Columbia's receipt of such objection, either party may elect, by written notice to the other party, to have all such disputes or disagreements resolved by the Selected Accounting Firm. The Selected Accounting Firm shall determine the Purchase Price Adjustment and calculate the Purchase Price, which determination of the Selected Accounting Firm shall be final and binding upon the parties. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days after submission of the Adjustment Schedule to it and, in any case, as soon as practicable after such submission. The parties will cooperate fully with the Selected Accounting Firm, and shall cause the Company to cooperate fully with the Selected Accounting Firm, in connection with its determination of the Purchase Price Adjustment and calculation of the Purchase Price. The costs and expenses for the services of the Selected Accounting Firm shall be borne equally by Purchaser and Columbia.

     (e) Within ten days after the Purchase Price shall have been agreed upon or otherwise determined pursuant to Section 2.3(d), Columbia (on behalf of the Sellers) or Purchaser, as appropriate, shall pay the other party cash (by wire transfer of immediately available funds) in the amount of the difference between the Purchase Price and the Preliminary Payment Amount, together with interest thereon for a period from (and including) the Closing Date to (but excluding) the date of payment, at the prime rate as quoted in the Money Rates section of THE WALL STREET JOURNAL from time to time.

     2.4 Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of Waller Lansden
Dortch & Davis, a Professional Limited Liability Company, 511 Union Street, Suite 2100, Nashville, Tennessee, or such other place as shall be mutually agreed upon in writing by the parties hereto, at 10:00 a.m., Central Time, on the earliest practicable Business Day following the satisfaction (or due waiver) of the conditions set forth in Articles VII and VIII or such other date as may be mutually agreed upon by the parties hereto but in no event later than the last day of the calendar month in which such satisfaction or waiver occurs. The date on which the Closing takes place is referred to herein as the "CLOSING DATE." The Closing shall be deemed to occur at 11:59 p.m., Central Time, on the Closing Date or at such other time as shall be mutually agreed upon in writing by the parties hereto. The time at which the transactions contemplated hereby are deemed to become effective is referred to herein as the "EFFECTIVE TIME."


     2.5 Closing Deliveries. At the Closing, the following events will occur:

     (a) STOCK CERTIFICATES. Holdings will deliver to Purchaser certificates representing the Value Health Shares and the Value Health Subsidiary Shares and Galen will deliver to Purchaser certificates representing the MPN Shares, such certificates representing the Shares to be duly endorsed or accompanied by duly executed blank stock powers, as appropriate. Holdings and Galen also will deliver to Purchaser such documentation and other information that reasonably evidences the fact that the certificates for the Value Health Shares, the Value Health Subsidiary Shares and the MPN Shares represent all of the issued and outstanding shares of capital stock of each such corporation. Purchaser agrees that, to the extent relevant, lost certificate affidavits and indemnity agreements in form and substance reasonably satisfactory to Purchaser and executed and delivered by Columbia shall constitute such reasonable evidence.

     (b) PAYMENT FOR SHARES. At the Closing, Purchaser shall deliver the Preliminary Payment Amount in immediately available funds by electronic wire transfer to an account designated by Sellers.

     (c) LEGAL OPINIONS.

          (i) Sellers shall cause an original opinion of Waller Lansden Dortch & Davis,a Professional Limited Liability Company, counsel for Sellers, to be delivered to Purchaser as contemplated by Section 7.5; and

          (ii) Purchaser shall cause an original opinion of Simpson Thacher & Bartlett, counsel for Purchaser, to be delivered to Sellers as contemplated by Section 8.5.

                  (d)      CLOSING CERTIFICATES AND DOCUMENTS.

                           (i) Sellers shall deliver the other certificates and
documents required to be delivered by Sellers pursuant to Article VII; and

                           (ii)Purchaser shall deliver the other certificates
and documents required to be delivered by Purchaser pursuant to Article VIII.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers jointly and severally represent and warrant to Purchaser as follows:

     3.1 Organization of Columbia, Holdings and Galen.

         (a) Columbia is a corporation duly organized,validly existing and in good standing under the Laws of the State of Delaware.

         (b) Holdings and Galen are corporations duly organized, validly existing and in good standing under the Laws of the State of Nevada. Holdings is a wholly-owned subsidiary of Columbia. Galen is an indirect wholly-owned subsidiary of Columbia.

     3.2 Organization and Capitalization of Value Health and MPN.

         (a) VALUE HEALTH.

             (i) Value Health (A) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware,
(B) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (C) is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in SCHEDULE 3.2(A) and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where failure to be so qualified would not, either individually or in the aggregate, have a Material Adverse Effect.

             (ii) The authorized capital stock of Value Health consists of 1,000 shares of common stock, $.01 par value per share, of which 1,000 shares (the "VALUE HEALTH SHARES") are issued and outstanding. The Value Health Shares have been duly authorized and validly issued and are fully paid and non-assessable.

             (iii) (A) Holdings has good and marketable title to, and owns, the Value Health Shares, beneficially and of record, (B) the Value Health Shares are free and clear of all Liens of any nature whatsoever, (C) Holdings has full voting power over the Value Health Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the Value Health Shares, and (D) other than this Agreement, there is no agreement between Columbia or any of its subsidiaries (including Holdings) and any other Person with respect to the disposition of the Value Health Shares or otherwise relating to the Value Health Shares.

              (iv) (A) no Person has any preemptive right to purchase any stock or other securities of Value Health, (B) there are no outstanding securities or other instruments of Value Health which are convertible into or exchangeable for any shares of its capital stock, (C) other than the Value Health Shares, there are no outstanding securities or other instruments of Value Health giving the owner or holder thereof the right to vote on any matters on which Value Health's shareholders may vote, (D) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of Value Health, and (E) there is no existing option, warrant, right, call or commitment of any character granted or issued by Value Health governing the issuance of shares of its capital stock.

         (b) MPN.

             (i) MPN (A) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (B) has the corporate power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (C) is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in SCHEDULE 3.2(B) and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where failure to be so qualified would not, either individually or in the aggregate, have a Material Adverse Effect.

             (ii) The authorized capital stock of MPN consists of 1,000 shares of common stock, $1.00 par value per share, of which 1,000 shares (the "MPN SHARES") are issued and outstanding. The MPN Shares have been duly authorized and validly issued and are fully paid and non-assessable.

             (iii) (A) Galen has good and marketable title to, and owns, the MPN Shares, beneficially and of record, (B) the Galen Shares are free and clear of all Liens of any nature whatsoever, (C) Galen has full voting power over the MPN Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the MPN Shares, and
(D) other than this Agreement, there is no agreement between Columbia or any of its subsidiaries (including Galen) and any other Person with respect to the disposition of the MPN Shares or otherwise relating to the MPN Shares.

             (iv) (A) no Person has any preemptive right to purchase any stock or other securities of MPN, (B) there are no outstanding securities or other instruments of MPN which are convertible into or exchangeable for any shares of its capital stock, (C) other than the MPN Shares, there are no outstanding securities or other instruments of MPN giving the owner or holder thereof the right to vote on any matters on which MPN's shareholders may vote, (D) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of MPN, and (E) there is no existing option, warrant, right, call or commitment of any character granted or issued by MPN governing the issuance of shares of its capital stock.

     3.3 Organization and Capitalization of the Value Health Subsidiaries.

     (a) SCHEDULE 3.3 contains a true, complete and correct list of all subsidiaries, direct or indirect, of Value Health other than the Excluded Subsidiaries (the "VALUE HEALTH SUBSIDIARIES"). Except for the Value Health Subsidiaries and the Excluded Subsidiaries, neither Value Health nor MPN directly or indirectly owns, of record or beneficially, any outstanding equity interests in any corporation, partnership, joint venture or other Person.

     (b) Each Value Health Subsidiary (i) is a corporation (or limited partnership or other type of entity, as the case may be) duly organized, validly existing and in good standing under the laws of the state of its organization, as identified on SCHEDULE 3.3, (ii) has the corporate (or partnership or other type of entity, as the case may be) power and authority to own or lease and to operate its assets and to conduct its business as currently conducted, and (iii) is duly qualified to transact business as a foreign corporation (or, if appropriate, limited partnership or other type of entity) and is in good standing in each of the jurisdictions listed in SCHEDULE 3.3 and is not required to be so qualified by the requirement of any Laws in any other jurisdiction except where failure to be so qualified would not, either individually or in the aggregate, have a Material Adverse Effect.

     (c) SCHEDULE 3.3 sets forth the authorized capital stock (or other authorized capital) of each Value Health Subsidiary and indicates the number of issued and outstanding shares of capital stock of such Value Health Subsidiary (or, in the case of non-corporate Value Health Subsidiaries, the outstanding equity issued by such Value Health Subsidiary). The shares of capital stock of each Value Health Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable.

     (d) (i) Value Health has good and marketable title to, and owns, directly or indirectly, all of the outstanding shares of capital stock or other outstanding equity securities of each Value Health Subsidiary (the "VALUE HEALTH SUBSIDIARY SHARES"), beneficially and of record; (ii) the Value Health Subsidiary Shares are free and clear of all Liens of any nature whatsoever,
(iii) Value Health has full voting power over the Value Health Subsidiary Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the Value Health Subsidiary Shares, and (iv) other than this Agreement, there is no agreement between Columbia or any of its subsidiaries and any other Person with respect to the disposition of the Value Health Subsidiary Shares or otherwise relating to the Value Health Subsidiary Shares.

     (e) (i) no Person has any preemptive right to purchase any stock, equity interests or other securities of any Value Health Subsidiary, (ii) there are no outstanding securities or other instruments of any Value Health Subsidiary which are convertible into or exchangeable for any shares of its capital stock or any other equity securities, (iii) other than the Value Health Subsidiary Shares, there are no outstanding securities or other instruments of any of the Value Health Subsidiaries giving the owner or holder thereof the right to vote on any matters on which Value Health Subsidiary shareholders may vote, (iv) there are no contracts, arrangements, commitments or restrictions relating to the issuance, sale, transfer, purchase or obtaining of capital stock or other securities or instruments of any Value Health Subsidiary, and (v) there is no existing option, warrant, right, call or commitment of any character granted or issued by any Value Health Subsidiary governing the issuance of shares of its capital stock.

     3.4 Corporate Authorization.

     (a) The execution, delivery and performance by Sellers of this Agreement and the other agreements to be entered into by any of them pursuant to the terms of this Agreement, and the consummation by Sellers of the transactions contemplated hereby and thereby are within Sellers' respective corporate powers, are not in contravention of the terms of Sellers' respective Certificates of Incorporation or Bylaws, and have been duly authorized and approved by the respective boards of directors of Sellers. No other corporate proceedings on the part of Columbia, Holdings, Galen, or any Acquired Entity are necessary to authorize the execution, delivery and performance by Sellers or any Acquired
Entity of this Agreement or the other agreements to be entered into by any Seller or any Acquired Entity pursuant to the terms of this Agreement.

     (b) This Agreement has been duly and validly executed and delivered by Sellers, and, as of the Closing, the other agreements to be entered into by any Seller or any Acquired Entity pursuant to the terms of this Agreement will have been duly and validly executed and delivered by such Seller or Acquired Entity, as the case may be. This Agreement constitutes, and upon their execution and delivery, such other agreements will constitute, the legal, valid and binding obligations of Sellers and any Acquired Entity party thereto, enforceable against Sellers and any Acquired Entity party thereto in accordance with their respective terms (assuming the valid authorization, execution and delivery hereof and thereof by Purchaser and any other unaffiliated third party thereto), subject, in each case, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     3.5 No  Conflicting  Agreements;  Consents.  Except  as set  forth  in
SCHEDULE 3.5, neither the execution and delivery of this Agreement or any of the other agreements to be entered into by any Seller or any Acquired Entity pursuant to the terms of this Agreement nor the consummation of any of the transactions contemplated hereby or thereby will:

     (a) violate, conflict with, result in a breach or termination of the terms, conditions or provisions of, constitute a default under, or entitle any party to terminate or accelerate (i) the respective Certificates of Incorporation or Bylaws of Columbia, Holdings, Galen or any of the Acquired Entities, (ii) any Contract, except such violations, conflicts, breaches, defaults, terminations or accelerations which, either individually or in the aggregate, (A) would not materially impair the ability of the Sellers and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or would not prevent the consummation of the transactions contemplated hereby or thereby, or (B) would not cause a Material Adverse Effect, (iii) any Court Order to which any Seller or any of the Acquired Entities is a party or by which any Seller or any of the Acquired Entities is bound, or (iv) any requirements of Law affecting any Seller or any of the Acquired Entities, except such violations, conflicts, breaches or defaults of such requirements of Laws which, either individually or in the aggregate, (A) would not materially impair the ability of the Sellers and the Acquired Entities to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or would not prevent the consummation of the transactions contemplated hereby or thereby, or (B) would not cause a Material Adverse Effect;

     (b) result in the creation or imposition of any Lien upon any of the assets of any Acquired Entity (except for Permitted Liens); or

     (c) require a permit from, the approval, consent or authorization of, or the making by any Seller or any of the Acquired Entities of any declaration, filing or registration with, any Governmental Authority, except as provided in
Section 5.1 or Section 6.2 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made (i) would not, individually or in the aggregate, materially impair the ability of the Sellers to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them or prevent the consummation of the transactions contemplated hereby or thereby, or (ii) would not cause a Material Adverse Effect.

     3.6 Financial Statements.

     (a) SCHEDULE 3.6(A) contains copies of the following: (i) the audited combined balance sheet of the Value Health Subsidiaries (plus MedManagement) as of December 31, 1996, (ii) the unaudited combined balance sheet of the Value Health Subsidiaries (plus MedManagement) as of December 31, 1997, (iii) the audited combined statements of income and cash flows of the Value Health Subsidiaries (plus MedManagement) for the year ended December 31, 1996, and (iv) the unaudited combined statement of income of the Value Health Subsidiaries (plus MedManagement) for year ended December 31, 1997. Such balance sheets and income statements are referred to as the "VALUE HEALTH FINANCIAL STATEMENTS." The Value Health Financial Statements have been prepared from and in accordance with the books and records of the Value Health Subsidiaries and MedManagement, fairly present in all material respects the financial position and results of operations of the Value Health Subsidiaries and MedManagement as of the dates and for the periods indicated, and have been prepared in accordance with GAAP (except as may be indicated in such Value Health Financial Statements, the notes thereto or SCHEDULE 3.6(A) hereto).

     (b) SCHEDULE 3.6(B) contains copies of the following: (i) the unaudited balance sheet of MPN as of December 31, 1996, (ii) the unaudited balance sheet of MPN as of December 31, 1997, (iii) the unaudited statement of income of MPN for the year ended December 31, 1996, and (iv) the unaudited statement of income of MPN for the year ended December 31, 1997. Such balance sheets and income statements are referred to as the "MPN FINANCIAL STATEMENTS." The MPN Financial Statements have been prepared from and in accordance with the books and records of MPN, fairly present in all material respects the financial position and results of operations of MPN as of the dates and for the periods indicated, and have been prepared in accordance with GAAP (except as may be indicated in such MPN Financial Statements, the notes thereto or SCHEDULE 3.6(B) hereto).

     (c) SCHEDULE 3.6(C) contains copies of the following: (i) the unaudited pro forma combined balance sheet of the Value Health Subsidiaries as of December 31, 1997, and (ii) the unaudited pro forma combined statement of income of the Value Health Subsidiaries for the year ended December 31, 1997. Such balance sheet and income statement are referred to as the "VALUE HEALTH PRO FORMA FINANCIAL STATEMENTS." The Value Health Pro Forma Financial Statements have been prepared from and in accordance with the books and records of the Value Health Subsidiaries, fairly present in all material respects the financial position and results of operations of the Value Health Subsidiaries as of the dates and for the periods indicated (on a pro forma basis excluding the assets, liabilities and income statement data of MedManagement), and have been prepared in accordance with GAAP (except as may be indicated in such Value Health Pro Forma Financial Statements, the notes thereto or SCHEDULE 3.6(C) hereto).

     (d) SCHEDULE 3.6(D) contains a copy of the unaudited pro forma combined balance sheet of the Acquired Entities as of December 31, 1997 (the "ACQUIRED ENTITIES PRO FORMA BALANCE SHEET"). The Acquired Entities Pro Forma Balance Sheet has been prepared from the books and records of the Acquired Entities, fairly presents in all material respects the financial position of the Acquired Entities, as of the date indicated (on a pro forma basis excluding the Excluded Assets and the Excluded Liabilities), and has been prepared in accordance with GAAP (except as may be indicated in such Acquired Entities Pro Forma Balance Sheet, the notes thereto or Schedule 3.6(d) hereto).

     3.7 Absence  of  Undisclosed  Liabilities.   Except  as  disclosed  in
SCHEDULE 3.7, the Company does not have any material liabilities of any nature (whether accrued, absolute, contingent or otherwise) except for liabilities reflected or reserved against in the Acquired Entities Pro Forma Balance Sheet and liabilities incurred in the ordinary course of the Company's business since the Balance Sheet Date.

     3.8 Absence of Certain Changes. Except as disclosed in SCHEDULE 3.8 or as contemplated by Section 2.2 or Section 5.12 hereof, since the Balance Sheet Date:

     (a) neither Value Health nor MPN has declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock;

     (b) the Company has not voluntarily incurred any liabilities that under GAAP would be required to be reflected on a balance sheet for the Company (other than current liabilities incurred in the ordinary course of its business consistent with past practice) in an aggregate amount in excess of $500,000;

     (c) the Company has not sold, assigned or transferred any of its assets or properties except dispositions or sales of inventory or obsolete equipment in the ordinary course of business;

     (d) the Company has not mortgaged, pledged or subjected to any Lien, any of the assets or properties of the Company other than (i) Permitted Liens, or (ii) Liens incurred in the ordinary course of business consistent with past practice on assets and properties of the Company having an original cost or fair value (whichever is less) not exceeding $100,000 in the aggregate;

     (e) the Company has not made or suffered any termination or amendment of any material Contract, or canceled, waived or modified any material debts or claims held by it, other than in the ordinary course of its business consistent with past practice;

     (f) the Company has not suffered any damage, destruction or loss, whether or not covered by insurance, that has had or may have a Material Adverse Effect;

     (g) the Company has not suffered a material adverse change in its operations, results of operations or financial condition (it being agreed by the parties hereto that a "material adverse change" shall not include any change resulting from (i) changes in general conditions, including economic or political developments, or the adoption or modification of Laws, which conditions or Laws are generally applicable to the economy or are generally applicable to the industries in which the Company operates; (ii) the Company's disposition of the Excluded Assets as contemplated by this Agreement; or (iii) the occurrence or consequence of any of the potentially adverse events or circumstances described in SCHEDULE 3.8(G)).

     (h) the Company has not made any change in its accounting principles, practices or methodologies;

     (i) the Company has not (A) made any general increase in the rate of compensation payable to any of its employees, other than normal and customary increases consistent with past practice or increases that otherwise were required by the Company's obligations pursuant to applicable Law or Contracts in effect on the Balance Sheet Date, (B) made any increase in the compensation of any of the Company's employees whose aggregate base salary with respect to the year ended December 31, 1997 exceeded $75,000, other than increases that were required by the Company's obligations pursuant to Contracts in effect on the Balance Sheet Date or (C) increased severance or termination obligations to any of its employees (except (i) increases that are the result of increases to an employee's underlying compensation that either (A) are not required to be disclosed pursuant to this Section 3.8(i) or (B) are disclosed in SCHEDULE 3.8, and (ii) increases described in or contemplated by SCHEDULE 2.2(IV) hereto);

     (j) except as contemplated by SCHEDULE 2.2(IV), neither Sellers nor the Company has entered into any employment, severance or termination agreement with any of the employees of the Company; and

     (k) neither Columbia, Holdings, Galen nor the Company has entered into any agreement or arrangement, or made any other commitment, to do any of the foregoing.

     3.9 Legal   Proceedings,   etc..  There  are  no  actions,   suits  or
proceedings pending, or to the Knowledge of Sellers, threatened against Columbia or any of its subsidiaries (including Holdings, Galen or any of the Acquired Entities) which, either individually or in the aggregate, could reasonably be expected to, or if decided adversely, would, materially impair the ability of Sellers or any Acquired Entity to perform their respective obligations hereunder or under the other agreements contemplated hereby to be entered into by any of them, or could reasonably be expected to, or if decided adversely, would, prevent the consummation of the transactions contemplated hereby or thereby. Except as set forth in SCHEDULE 3.9, there are no actions, suits or proceedings pending, or to the Knowledge of Sellers, threatened against Columbia or any of its subsidiaries (including Holdings, Galen or any of the Acquired Entities) which, either individually or in the aggregate, could reasonably be expected to, or if decided adversely, would, cause a Material Adverse Effect, nor is any Acquired Entity subject to any Court Orders which, either individually or in the aggregate, has had or may have a Material Adverse Effect. Except as otherwise disclosed in SCHEDULE 3.9, neither Columbia, Holdings, Galen, nor any Acquired Entity has received written notice from any Governmental Authority that any Acquired Entity is the target of any investigation or proceeding by any
Governmental Authority, nor to the Knowledge of Sellers is any such investigation or proceeding pending.

     3.10 Certain Contracts. Except as set forth in SCHEDULE 3.10, the Company is not in default (nor would it be in default with notice or lapse of time or both as a result of events that have occurred) under any Contract, which default or defaults, either individually or in the aggregate, has had or may have a Material Adverse Effect. The Company has made available to Purchaser customer lists and true and complete forms of all material Contracts relating to those clients or suppliers of the Company the loss of which has had, or may have, a Material Adverse Effect.

     3.11 Title to Property. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all of the assets and properties used in or reasonably necessary for the conduct of its business, including all assets and properties reflected on the Acquired Entities Pro Forma Balance Sheet and all of the assets and properties purchased or otherwise acquired by the Company since the Balance Sheet Date, other than (a) assets or properties disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, and (b) the Excluded Assets.

     3.12 Employees; Labor Matters; Employee Benefit Plans; ERISA.

     (a) Except as set forth in SCHEDULE 3.12(A) hereto, the Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending, or to the Knowledge of Sellers, threatened against the Company relating to its business, except for any such proceeding which has not had, or would not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of Sellers, there are no organization efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company. There is no labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Knowledge of Sellers, threatened against or affecting the Company, and, to the Knowledge of Sellers, the Company has not experienced any strike, material slowdown or material work stoppage or lockout since November 1, 1995.

     (b) SCHEDULE 3.12(B) AND SCHEDULE 2.2(IV) contain a list of each (i) Multiemployer Plan, (ii) each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) and (iii) each other material Company Plan.

     (c) With respect to each Company Plan listed in SCHEDULE 3.12(B) AND 2.2(IV), Sellers have delivered to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) of each of the following, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications provided over the past five years by any Acquired Entity to its employees concerning the extent of the benefits provided under such Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and
(D) attorney's response to an auditor's request for information.

     (d) Except as disclosed in SCHEDULE 3.12(D), (i) each Company Plan has been established and administered substantially in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan that is intended to be qualified within the meaning of Code Section 401(a) has been operated in material compliance with such qualification provisions of the Code and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject any Acquired Entity, either directly or by reason of its affiliation with any member of its "CONTROLLED GROUP"
(defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations with respect to each Company Plan, or any pension plan that is maintained or sponsored by a member of the Controlled Group, that is intended to be qualified within the meaning of Code Section 401(a), and neither have there been any reportable events, accumulated funding deficiencies, or PBGC liens imposed with respect thereto;
(iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no "reportable event" (as such term is defined in ERISA Section 4043) has occurred with respect to any Company Plan that is subject to Title IV of ERISA; (vi) neither the Sellers, any of the Acquired Entities, nor, to the Knowledge of Sellers, any other party in interest has engaged in a "prohibited transaction" (as such term is defined in ERISA
Section 406 and Code Section 4975) with respect to any Company Plan for which there is no exemption under ERISA Section 408 or Code Section 4975; (vii) no "accumulated funding deficiency" (as such term is defined in ERISA Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Company Plan that is subject to Code Section 412; and (viii) except as required by Title I, Part 6 of ERISA, no Company Plan provides retiree welfare benefits and no Acquired Entity has any obligations to provide any retiree welfare benefits.

     (e) With respect to each of the Company Plans that is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan will be at least equal in value to the then current present value of the then current accrued benefits (vested and unvested) of the participants in such Company Plan on a termination basis, based on the actuarial methods and assumptions reported to the PBGC in the standard termination filing.

     (f) With respect to each Multiemployer Plan, (i) neither any Acquired Entity nor any member of their Controlled Group has incurred any withdrawal liability under Title IV of ERISA, or to the Knowledge of Sellers would be subject to such liability if, as of the Closing Date, any Acquired Entity or any member of their Controlled Group were to engage in a complete withdrawal (as defined in ERISA Section 4203) or partial withdrawal (as defined in ERISA
Section 4205) from any such Multiemployer Plan; and (ii) to the Knowledge of Sellers no such Multiemployer Plan is in reorganization or insolvent (as those terms are defined in ERISA Sections 4241 and 4245, respectively).

     (g) With respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Sellers, threatened. Additionally, with respect to any Company Plan, no facts or circumstances exist that reasonably could give rise to any such actions, suits or claims that could reasonably be expected to have a Material Adverse Effect. Neither the Sellers nor any of the Acquired Entities has received any written or oral communication from the PBGC in respect of any Company Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated hereby.

     (h) Except as disclosed in SCHEDULE 2.2(IV), no Company Plan exists that could result in the payment to any present or former employee of any Acquired Entity of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of any Acquired Entity or any of its subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

     3.13 Bank Accounts. SCHEDULE 3.13 is a list of the names and locations of all financial institutions at which any Acquired Entity maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement (including the Transfer Accounts), the name of the Acquired Entity that maintains each such account or arrangement and the number or other means of identification of each such account and arrangement.

     3.14 Taxes.

     (a) RETURNS FILED AND TAXES PAID. Sellers or members of the Groups have duly filed or cause to be filed, or shall duly file or cause to be filed, in a timely manner (taking into account all extensions of due dates) with the appropriate Governmental Authorities all Returns which are required to be filed on or before the Closing Date by or on behalf of the Acquired Entities. All such Returns are correct and complete in all material respects. All Taxes shown to be due on such Returns filed prior to the date hereof have been paid in full, and all Taxes shown to be due on such Returns filed after the date hereof will be paid in full within the time permitted under the Code. Each of the Acquired Entities has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all the information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings.

     (b) TAX DEFICIENCIES, AUDIT HISTORY. Except as set forth in SCHEDULE 3.14, and except with respect to Tax liabilities of any member of the Columbia Affiliated Group other than the Acquired Entities, (i) no material deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Authority for which the Company may have any liability, (ii) there are no pending or threatened audits, investigations or claims for or relating to any material liability in respect of Taxes, and (iii) there are no matters under discussion with any Governmental Authorities with respect to Taxes that may result in a material additional amount of Taxes for which the Company may have any liability. None of the Acquired Entities has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (c) FIRPTA. None of the Sellers is a "foreign person" as defined in Section 1445(f)(3) of the Code and Purchaser will not be required to withhold Tax on the purchase of the Shares by reason of Section 1445 of the Code and the Treasury regulations thereunder.

     (d) None of the Acquired Entities has filed a consent under Code Section 341(f). Except as set forth in SCHEDULE 3.14, none of the Acquired Entities has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. Except as set forth on SCHEDULE 3.14, none of the Acquired Entities has been a member of an affiliated group filing a consolidated federal income tax return, other than the Columbia Affiliated Group and the Value Health Affiliated Group. None of the Acquired Entities has any liability for the Taxes of any Person other than the Acquired Entities or other members of the Columbia Affiliated Group under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, pursuant to any Tax sharing agreement, indemnification arrangement, or similar contract or arrangement, or otherwise.

     3.15 Insurance. SCHEDULE 3.15 includes a list of all material insurance policies maintained by or for the benefit of any Acquired Entity, including fire and extended coverage and casualty, liability and other forms of insurance. Sellers shall use commercially reasonable efforts to keep such insurance or comparable insurance in full force and effect until the Effective Time.

     3.16 Intellectual Property. Except as set forth in SCHEDULE 3.16, each Acquired Entity owns or has the right to use (and following the Closing will continue to own or have the right to use) all patents, trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights and licenses as are necessary to conduct its business as currently conducted (the "INTELLECTUAL PROPERTY"), free of all Liens except Permitted Liens. Except as set forth in SCHEDULE 3.16, (a) to the Knowledge of Sellers, no infringement exists by any of the Acquired Entities on the intellectual property rights of any other Person that results in any way from the operations of the businesses of the Company, except such infringements which, either individually or in the aggregate, would not have a Material Adverse Effect, and (b) there has been no notice for a Claim against any of the Acquired Entities that its operations, activities or business infringe any intellectual property of any other Person. Except as set forth in SCHEDULE 3.16, (i) no Court Orders or proceedings are pending, or to the Knowledge of Sellers, threatened, against any of the Acquired Entities that challenge the validity of, or such Acquired Entity's ownership of or right to use, any of the Intellectual Property, and (ii) to the Knowledge of Sellers, there is no infringing use of any of the Intellectual Property owned by any Acquired Entity by any other Person. SCHEDULE 3.16(A) lists all registrations or applications therefor with regard to Intellectual Property.
SCHEDULE 3.16(B) lists all material software used by an Acquired Entity under license from a third party.

     3.17 Compliance with Laws. The Acquired Entities hold all Permits applicable to their respective businesses, including, without limitation, applicable state resident and non-resident pharmacy licenses, state and federal controlled substance permits and state insurance licenses required by applicable Law (the "COMPANY PERMITS"), except where the failure to obtain such Permits, either individually or in the aggregate, would not have a Material Adverse Effect. The Acquired Entities are, and have been for the past three years, in compliance with the terms of the Company Permits, except for such failures to comply which, either individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in SCHEDULE 3.17, the Acquired Entities are, and have been for the past three years, in compliance with all Laws of any Governmental Authority, except where the failure to comply, either individually or in the aggregate, would not have a Material Adverse Effect.

     3.18 Environmental Conditions. Except as set forth in SCHEDULE 3.18:

     (a) Each of the Acquired Entities is currently, and for the prior three years has been, in compliance with all Environmental Laws (except where failure to be in compliance has not had or would not have a Material Adverse Effect);

     (b) No Acquired Entity has stored any Hazardous Substances on any of the real property owned or leased by it (the "REAL PROPERTY"), except in compliance with applicable Environmental Laws (except where failure to be in compliance has not had or would not have a Material Adverse Effect);

     (c) No Acquired Entity has disposed of or released any Hazardous Substances on any of the Real Property, except in material compliance with applicable Environmental Laws (except where failure to be in compliance has not had or would not have a Material Adverse Effect);

     (d) No Acquired Entity has received any written communication from a Governmental Authority or any other Person that alleges that such Acquired Entity is not in compliance with Environmental Laws or is otherwise subject to liability relating to Environmental Laws;

     (e) There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened against any Acquired Entity; and

     (f) There have been no actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances, that reasonably could form the basis of any Environmental Claim against any Acquired Entity, except Environmental Claims which, either individually or in the aggregate, would not cause a Material Adverse Effect.

     3.19 Brokers. Except for Merrill Lynch & Co., neither Columbia nor any of its subsidiaries (including any of the Acquired Entities) has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement. The Acquired Entities do not have, and following the Closing the Acquired Entities will not have, any financial obligation to Merrill Lynch & Co. in connection with the transactions contemplated by this Agreement.

     3.20 Operations of the Acquired Entities and the Excluded Subsidiaries

     (a) The Acquired Entities are engaged exclusively in the Outpatient Pharmacy Benefit Management Business. For purposes of this Section 3.20, the term "Outpatient Pharmacy Benefit Management Business" means any and all of the following: (i) mail order pharmacy services, (ii) point of sale prescription drug claims processing, (iii) formulary development or administration, (iv)
pharmacy network administration, (v) disease management services, (vi) pharmaceuticals manufacturer research services, (vii) data analysis in conjunction with the foregoing, and (viii) patient and client education programs in connection with the foregoing.

     (b) To the Knowledge of Sellers, none of the Excluded Subsidiaries is engaged in the Outpatient Pharmacy Benefit Management Business, except that certain of the Excluded Subsidiaries are engaged in activities of a nature described in clauses (vi), (vii) and (viii) of paragraph (a) of this Section
3.20 and that certain of the Acquired Entities develop formularies in connection with the delivery or management of health care services, but not in connection with the activities described in clauses (i), (ii) and (iv) of paragraph (a) of this Section 3.20.

     3.21 AT&T Contract. Following the Closing, none of the Acquired Entities shall have any obligation to utilize the Value One NET Contract Tariff (CT) No. 3602 with AT&T nor will any of the Acquired Entities suffer any penalty, surcharge, refund liability or other financial liability as a result of not utilizing such contract.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Sellers as follows:

     4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

     4.2 Corporate Authorization.

     (a) The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby are within Purchaser's corporate powers, are not in contravention of the terms of Purchaser's Certificate of Incorporation or Bylaws, and have been duly authorized and approved by the board of directors of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize Purchaser's execution, delivery and performance of this Agreement.

     (b) This Agreement has been duly and validly executed and delivered by Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (assuming the valid authorization, execution and delivery hereof by Columbia, Holdings and Galen), subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing.

     4.3 No Conflicting Agreements; Consents. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby will:

     (a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (i) the Certificate of Incorporation or Bylaws of Purchaser, (ii) any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness or other contract (whether written or oral) to which assets of Purchaser are a party or by which Purchaser is bound, except such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder or would not prevent the consummation of the transactions contemplated hereby, (iii) any Court Order to which Purchaser is a party or by which Purchaser is bound, or (iv) any requirements of Law affecting Purchaser, except such violations, conflicts, breaches or defaults of such requirements of Laws which, either individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations hereunder or which would not prevent the consummation of the transactions contemplated hereby; or

     (b) require a permit from, the approval, consent or authorization of, or the making by Purchaser of any declaration, filing or registration with, any Governmental Authority, except as provided in Section 6.2 or Section 5.1 and except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not, either individually or in the aggregate, materially impair the ability of Purchaser to perform its obligations hereunder or prevent the consummation of the transactions contemplated hereby.

     4.4 Legal   Proceedings,   etc..  There  are  no  actions,   suits  or
proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser which, either individually or in the aggregate, would materially impair the ability of Purchaser to perform its obligations hereunder or could reasonably be expected to prevent the consummation of the transactions contemplated hereby.

     4.5 Brokers. Except for BT Alex. Brown Incorporated ("BT Alex. Brown"), Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

     4.6 Investment Representations.

     (a) Purchaser is acquiring the Shares for its own account and not with a view to the distribution thereof within the meaning of the Securities Act.

     (b) Purchaser is not relying upon any representation or warranty of Sellers, any of their Affiliates or any of the officers, directors, employees, agents or representatives thereof, except for those representations and warranties set forth in this Agreement, any other agreements contemplated hereby, the Schedules hereto and such certificates and other instruments required to be delivered pursuant to the terms hereof.

     (c) Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Shares and to understand the risks of, and other considerations relating to, its purchase of the Shares.

     (d) Purchaser is aware that as of the Closing Date, (i) the Shares and the Value Health Subsidiary Shares will not have been registered under the Securities Act or any state's securities laws, and (ii) no securities issued by any of the Acquired Entities will be subject to the reporting requirements of the Exchange Act. Purchaser further understands that the certificates representing the Shares and the Value Health Subsidiary Shares will include an appropriate legend to the effect that such securities have not been registered under the Securities Act or any state's securities laws and that such securities may not be sold or transferred except in compliance with the Securities Act and applicable state securities laws.

     4.7 Financing. Purchaser has internally generated funds available to be applied to the Purchase Price of not less than $100,000,000. Purchaser has delivered to Columbia a true and correct copy of a commitment letter from Bankers Trust Company to provide debt financing in the amount of $380,000,000 in the aggregate to provide Purchaser with all remaining funds necessary to consummate the transaction contemplated hereby (the "Commitment Letter").

                                    ARTICLE V
                              COVENANTS OF SELLERS

     5.1 Regulatory Approvals. Sellers will, and will cause the Acquired Entities to, (a) use commercially reasonable efforts to obtain, as promptly as practicable, each of the Permits, approvals, authorizations and clearances of Governmental Authorities listed in SCHEDULE 5.1 hereto, and to make the filings and declarations with Governmental Authorities listed in SCHEDULE 5.1 hereto,
(b) provide such information and communications to applicable Governmental Authorities necessary in connection with the foregoing or in connection with the Purchaser's obtaining any Permits, approvals, authorizations and clearances of Governmental Authorities or making any filings or declarations with Governmental Authorities in accordance with Section 6.2 as such Governmental Authorities or Purchaser may reasonably request, and (c) cooperate with Purchaser in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that Purchaser is required to obtain pursuant to Section 6.2. Additionally, Sellers will use commercially reasonable efforts to make a filing and to assist Purchaser in making its filing, of a pre-merger notification report form pursuant to the HSR Act on or before March 4, 1998.

     5.2 Conduct Prior to the Closing. On or after the date hereof and prior to the Closing, except as disclosed in SCHEDULE 5.2 hereto or otherwise consented to or approved in writing by an authorized officer of Purchaser or as contemplated by Section 2.2 or Section 5.12 of this Agreement:

     (a) Sellers shall not act or omit to act, and shall cause the Acquired Entities not to act or omit to act, otherwise than in accordance with the following:

          (i) None of the Acquired Entities shall amend its respective Certificate of Incorporation or Bylaws (or limited partnership agreement or other constituent document, as the case may be);

          (ii) No change shall be made in the number of shares of authorized or issued capital stock (or other authorized capital) of any of the Acquired Entities; nor shall any option, warrants, call, right, commitment or agreement of any character be granted or made by any of the Acquired Entities relating to the capital stock or other securities of such Acquired Entity; nor shall any of the Acquired Entities issue, grant or sell any securities or obligations convertible into or exchangeable for shares of its capital stock, nor shall any Seller enter into or permit any of the Acquired Entities to enter into any other agreement with respect to any capital stock of such Acquired Entity or any security convertible into or relating to any capital stock of any of the Acquired Entities;

         (iii) Neither Value Health nor MPN shall declare or pay dividends or make any other distributions in respect of its capital stock except as provided at Section 2.2 or 5.8;

         (iv) Sellers will not change or permit any change to be made in any accounting policy, practice or method of the Company; and

         (v) The Acquired Entities will not (A) incur any indebtedness, other than indebtedness not exceeding $500,000 in the aggregate;(B) assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any Person other than another Acquired Entity; (C) make any loans, advances or capital contributions to, or investments in, any other Person; or (D) make any commitments to do any of the foregoing.

         (vi) None of the Acquired Entities will make any Tax elections that could adversely affect the Company's Tax obligations with respect to any Post-Closing Period.

         (vii) Sellers shall not, and shall not permit any of the Acquired Entities to, settle any claim, action or proceeding if such settlement would impose obligations or restrictions on an Acquired Entity that could result in a Material Adverse Effect or that otherwise would subject any of the Acquired Entities to injunctive or similar relief that would remain in effect following the Effective Time.

         (viii) None of the Acquired Entities shall enter into any Contracts under which an Acquired Entity is to be paid on a capitated basis or would be subject to financial risk exceeding 5% of the drug ingredient cost thereunder.

         (ix) Sellers will not, and will not permit any of the Acquired Entities to, amend or terminate any of the Management Letter Agreements or pay any of the Schedule 2.2(iv) Obligations other than as required under the terms of agreements and arrangements referred to in Schedule 2.2(iv) as in effect on the date hereof (including bonus payments in respect of the year ended December 31, 1997).

     (b) Sellers shall use commercially reasonable efforts not to act or omit to act; and shall cause the Acquired Entities to use commercially reasonable efforts not to act or omit to act, otherwise than in accordance with the following:

         (i) The business operations, activities and practices of the Acquired Entities shall be conducted consistent with the ordinary course of business and in conformity with past practice;

         (ii) The respective business organizations of the Acquired Entities will be preserved intact, and the services of the present employees, agents and representatives of the Acquired Entities will be kept available for Purchaser (except with respect to those employees or relationships terminated for cause); and

         (iii) The relationships with, and the goodwill of, the customers of the Acquired Entities and others having business relations with the Acquired Entities will be preserved.

     5.3 Employee   Matters.  Pending  the  Closing,  except  as  otherwise
consented to or approved in writing by an authorized officer of Purchaser or as otherwise provided in SCHEDULE 5.3(A) hereto, Sellers will cause the Company not to (a) make any general increase in the rate of compensation payable to any of its employees, other than normal and customary increases consistent with past practice or increases that otherwise may be required the Company's obligations pursuant to Contracts or applicable Law, (b) make any increase in the compensation (including bonus or incentive awards) of any employee whose aggregate base salary with respect to the year ended December 31, 1997 exceeded $75,000, (c) increase severance or termination obligations to any of its employees (except (i) increases that are the result of increases to an employee's underlying compensation that are permitted under this Section 5.3, and (ii) increases described in or contemplated by SCHEDULE 2.2(IV) hereto), (d) enter into any employment, severance or termination agreement with any of its employees, or (e) except as contemplated by SCHEDULE 2.2(IV) hereto or Section 6.6, amend or terminate any Company Plan or adopt or enter into any new plan or agreement that would be a Company Plan if it existed on the date hereof.

     5.4 Investigation by Purchaser.

     (a) Sellers will provide Purchaser and its counsel, accountants and other representatives with reasonable access during normal business hours, to all of the assets, properties, facilities, employees, agents, accountants and Books and Records of any Acquired Entity and will furnish Purchaser and such representatives during such period with all such information and data (including, without limitation, copies of Contracts) concerning the business, operations or affairs of any Acquired Entity in the possession of any Seller or any Acquired Entity or under their control as Purchaser or such representatives reasonably may request; provided, however, such investigation shall be coordinated through either Mr. Jeffrey D. Stone, Assistant Vice President of Columbia, or Mr. Gary Blackford, Executive Vice President and Chief Operating Officer of ValueRx Pharmacy Program, Inc., or other persons as may be designated in writing by Columbia for such purpose.

     (b) Sellers will use commercially reasonable efforts to cause Purchaser to be given such access to the Company's customers as Purchaser reasonably may request; provided, however, such access shall be coordinated through Mr. Stone, Mr. Blackford or Mr. Kevin Roberg, Chief Executive Officer of ValueRx Pharmacy Program, Inc., or such other person as may be designated by Columbia for such purpose and shall be implemented with one or more representatives of Columbia or the Company.

     5.5 Financial Statements and Reports. As soon as practicable following the end of each month (and each fiscal year) from and after the date hereof and prior to the Closing Date, Sellers will deliver to Purchaser true and complete copies of the unaudited balance sheets and the related unaudited statements of income of Value Health and the Value Health Subsidiaries (on a consolidated basis) and of MPN for each month (and each fiscal year) then ended, which financial statements shall have been prepared from and in accordance with the Books and Records of Value Health and the Value Health Subsidiaries and of MPN, respectively, and which shall fairly present, in all material respects, the financial position and results of operations of Value Health and the Value Health Subsidiaries (on a consolidated basis) and of MPN, respectively, as of the date and for the period indicated.

     5.6 Closing Conditions. Sellers will use their commercially reasonable efforts to cause each of the conditions set forth in Article VII to be satisfied as soon as reasonably practicable, but in all events on or prior to the Closing Date.

     5.7 Material Contracts; Transactions with Affiliates.

     (a) From and after the date hereof and until the Closing, the Company shall not, and Sellers shall not permit the Company to, enter into, become a party to, waive any material right under or cancel, any material Contract without the prior written consent of Purchaser, except in the ordinary course of business or as contemplated by this Agreement. Sellers will, and will cause the Acquired Entities to, give prompt notice to Purchaser of any of the following of which Sellers have Knowledge: (i) any notice of, or other communication relating to, any actual or alleged termination, or actual or threatened material default, by any Acquired Entity subsequent to the date of this Agreement and prior to the Closing Date under any client Contract or under any other material indenture, instrument or agreement to which the Acquired Entity is a party or by which the Acquired Entity is bound, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (iii) any notice or other communication from a customer of an Acquired Entity terminating or giving notice of any future termination of the customer's contract with the Acquired Entity.

     (b) From and after the date hereof and until the Closing, except as expressly contemplated by this Agreement, the Acquired Entities shall not, and Sellers shall not permit the Acquired Entities to, enter into, become a party to or engage in any contract or transaction with any Affiliates of any of the Acquired Entities without the prior written consent of Purchaser.

     5.8 Transfer of Assets. From and after the date hereof and until the Closing, Sellers shall cause the Company not to sell or dispose of any of its assets or properties without the prior written consent of Purchaser, except for
(a) dispositions of the Excluded Assets as contemplated by Section 2.2, or (b) dispositions or sales of inventory or obsolete equipment in the ordinary course of business. Notwithstanding the foregoing or the provisions of Section 5.2(a)(iii), the Company may pay dividends or make distributions of current assets in respect of its capital stock.

     5.9 Encumbrances. From and after the date hereof and until the Closing, Sellers shall not permit the Company to enter into or assume any mortgage, pledge, conditional sale or other title retention agreement or permit any Lien to attach upon any of its assets, whether now owned or hereafter acquired, except for (i) Permitted Liens, or (ii) Liens incurred in the ordinary course of business and in conformity with past practice on assets and properties of the Company having an original cost or fair value (whichever is less) not exceeding $100,000 in the aggregate.

     5.10 Condition of Assets. From and after the date hereof and until the Closing, Sellers shall use commercially reasonable efforts, and shall cause the Company to use commercially reasonable efforts, to maintain and keep in good order, subject to ordinary wear and tear, all leasehold improvements, inventory, machinery, equipment and other tangible personal property owned or leased by the Company and used in connection with the operation of the Company's business.

     5.11 Consultative Process. From and after the date hereof and until the Closing, Purchaser shall designate an individual or individuals whom Sellers may contact during normal business hours for the purpose of approving actions or transactions for which the consent of Purchaser is required under this Agreement. The written approval of a designated individual as contemplated in this Section 5.11 shall constitute the consent of Purchaser to the transaction or action so approved. Failure of a designated individual to respond within five Business Days of receipt of a written request for such approval (two Business Days with respect to any approvals under clause (viii) of paragraph (a) of
Section 5.2) shall constitute the consent of Purchaser to the transaction or action in question. Unless and until Purchaser gives written notice to the Sellers to the contrary, such designated individuals shall be David Lowenberg, Senior Vice President, Site Administration, and George Paz, Senior Vice President and Chief Financial Officer.

     5.12 Intercompany Accounts. Except as otherwise provided in this Agreement, including without limitation Section 2.2, and except for amounts of a type reflected as an account receivable or trade payable on the Acquired Entities Pro Forma Balance Sheet, and except as otherwise provided in SCHEDULE 5.12, at or prior to the Closing, (a) all indebtedness and other amounts (i) owed by Columbia, Holdings, Galen or any of their Affiliates (other than an Acquired Entity) to an Acquired Entity or (ii) owed by an Acquired Entity to Columbia, Holdings, Galen or any of their Affiliates (other than an Acquired Entity) shall be paid, canceled or eliminated (whether or not then due), and (b) all Liens relating to any of the aforesaid indebtedness or amounts shall be canceled and shall be discharged of record and (c) all arrangements calling for the transfer of funds by any Acquired Entity in connection with Columbia's cash management program shall be terminated as of the Closing.

     5.13 Notice of Certain Occurrences. Sellers will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all material information or documents relating to, any event, transaction or circumstance occurring of which Sellers have Knowledge that causes or would cause any covenant or agreement of Sellers under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Sellers contained in this Agreement as if such representation or warranty were made on or as of the date of such event, transaction or circumstance.

     5.14 Exclusivity. From the date hereof until the earlier of the Closing or the termination of this Agreement, Sellers agree that neither Sellers nor any Affiliate thereof nor any of their respective officers, directors or representatives will, (a) negotiate with any other Persons with respect to a sale, merger, consolidation, reorganization or other business combination pursuant to which the stock, assets or business of any Acquired Entity would be combined with that of, or sold to, any acquirer or any other business or entity (except as contemplated by Section 2.2); (b) solicit or respond to any offers, bids, negotiations or inquiries with respect to the same; (c) furnish any information with respect to the business, activities, operations, assets or liabilities of the Company, or other similar matters, to any Persons whatsoever (other than as described in this Agreement) with respect to the foregoing; nor
(d) proceed or continue with negotiations in respect of the foregoing which may be in progress as of the date of this Agreement.

     5.15 Resignations. Sellers shall obtain the written resignations of all such directors and officers of the Acquired Entities as are requested by Purchaser not less than ten days in advance of the Closing, such resignations to be effective as of the Effective Time. To the extent that any such officer or director is also an employee of an Acquired Entity, such resignation shall be applicable only to the Person's position as an officer or director and not to such Person's employment.

     5.16 Post Closing Non-Competition.

     (a) During the period commencing on the Closing Date and ending on the second anniversary thereof, except to the extent permitted by paragraphs (b) and
(c) of this Section 5.16, no member of the Seller Group (which shall mean the Sellers and their respective subsidiaries) shall, directly or indirectly, in any form, fashion, manner or capacity, lease, own, manage, operate, control or otherwise engage in, or be a stockholder, partner, member or holder of any other equity interest in a Person engaged in, a Prohibited Activity anywhere within the United States of America. For purposes of this Section 5.16, the term "PROHIBITED ACTIVITY" shall mean the ownership or operation, directly or indirectly, of either (i) an electronic point-of-sale pharmacy claim adjudication system pursuant to which retail pharmacies submit outpatient prescription drug claims for members of health plans, or (ii) an outpatient mail service pharmacy, which, in either case, serves health plan members on a national basis or in a service area consisting of all or parts of more than three states. In determining whether the Seller Group is conducting either of the businesses described in clauses (i) and (ii), operations of the types described in clauses (i) and (ii) above that are not conducted on an integrated or coordinated basis shall not be aggregated for purposes of determining whether such operations are conducted on a national or multi-state basis. Therefore, by way of example, if Seller Group owns an interest in four entities and each such entity operates an outpatient mail service pharmacy in one jurisdiction, but such entities' mail service pharmacies are not operated on an integrated or coordinated basis, such operations would not constitute a Prohibited Activity.

     (b) The provisions of Section 5.16(a) shall not prohibit the Seller Group from acquiring not more than 2% of the outstanding class of any equity securities registered under Section 12 of the Exchange Act.

     (c) The provisions of Section 5.16(a) shall not prohibit the Seller Group from acquiring the stock or assets of any Person engaged primarily in businesses other than a Prohibited Activity; provided, however, that, if as a result of such acquisition, the Seller Group would control the operations of any Person that is engaged in a Prohibited Activity, the Seller Group shall divest such Prohibited Activity within one year of such acquisition.

     (d) Sellers acknowledge that the provisions of Section 5.16(a) are reasonably necessary for Purchaser's protection and realization of the benefit to Purchaser of its bargains under this Agreement and that a violation of
Section 5.16(a) will cause damage that may be irreparable or impossible to quantify. Accordingly, Sellers agree that Purchaser shall be entitled to an injunction or similar relief in equity from a court having jurisdiction to enforce the restrictions contained in Section 5.16(a) or to restrain a violation thereof. The right of Purchaser to such relief shall be in addition to any other rights it may have, whether at law or in equity.

     (e) In the event that a court having jurisdiction determines by final judgment that the scope, time period or geographical area of the covenants set forth in Section 5.16(a) are too broad to be capable of enforcement, said court is authorized to modify said covenants and enforce such provisions as to scope, time and geographical area as the court deems equitable. Should any portion of
Section 5.16(a) be held invalid or unenforceable, such portion shall be severed and the remaining portions shall remain valid and enforceable.

     5.17 Sellers' Non-Solicitation.

     (a) During the period beginning on the date of this Agreement and ending on the earlier of (i) one year after the Effective Time or (ii) the date on which this Agreement is terminated, Sellers shall refrain from, either alone or in conjunction with any other Person, or directly or indirectly through any present or future Affiliate:

          (i) employing, engaging or seeking to employ or engage any Person who within the prior 12 months had been a key employee, manager or senior officer of an Acquired Entity unless such key employee, manager or senior officer (A) resigns voluntarily (without any solicitation from or on behalf of Sellers or any of their current or future Affiliates) or (B) is terminated by an Acquired Entity; or

          (ii) causing or attempting to cause any such key employee, manager or senior officer of an Acquired Entity to resign or sever its relationship with an Acquired Entity.

     (b) The limitations set forth in Section 5.17(a) shall not apply to any key employee, manager or senior officer who (i) responds to an advertisement which is placed in general circulation by or on behalf of Sellers or any of their current or future Affiliates and which is not targeted at persons to whom
Section 5.17(a) would otherwise apply or (ii) contacts Sellers or any of their present or future Affiliates on his or her own initiative without any direct solicitation by Sellers or any of their present or future Affiliates.

     5.18 Columbia   Confidentiality  Agreements.   Promptly  following  the
execution and delivery of this Agreement, Columbia shall give written notice to each Person (other than Purchaser) with which Columbia or any of its subsidiaries (or any advisor on their behalf) entered into a confidentiality agreement in connection with the proposed sale or other disposition of the Company instructing such Person to return to the Company all information with respect to the Company that such Person obtained in connection with its evaluation of such proposed disposition or to destroy such information, as and to the extent required by the applicable confidentiality agreement.


                                   ARTICLE VI
                   COVENANTS OF PURCHASER; CERTAIN ADDITIONAL
                            COVENANTS OF THE PARTIES

     6.1 Confidentiality.   Purchaser  acknowledges  and  agrees  that  the
Confidentiality Agreement shall survive the execution and delivery of this Agreement by the parties hereto until the Closing shall have occurred and that all information provided to Purchaser or its "Representatives" or "Other Recipients" (as such terms are defined in the Confidentiality Agreement) in accordance with this Agreement shall be considered "Evaluation Material" (as such term is defined in the Confidentiality Agreement) except as otherwise provided in the Confidentiality Agreement. Notwithstanding the foregoing, the provisions of the Confidentiality Agreement set forth in SCHEDULE 6.1 hereto shall not survive the parties execution and delivery hereof, but the deletion of such provisions shall not affect the remainder of the Confidentiality Agreement.

     6.2 Regulatory   Approvals.   Purchaser  will  (a)  use   commercially
reasonable efforts to obtain, as promptly as practicable, all Permits, approvals, authorizations and clearances of Governmental Authorities listed in
SCHEDULE 6.2 hereto and to make the filings and declarations with Governmental Authorities listed in SCHEDULE 6.2 hereto, (b) provide such information and communications to applicable Governmental Authorities as is necessary in connection with the foregoing or in connection with Sellers' obtaining any of the Permits, approvals, authorizations and clearances of Governmental Authorities or making any filings or declarations with Governmental Authorities in accordance with Section 5.1 as such Governmental Authorities or any Seller may reasonably request, and (c) cooperate with Sellers in obtaining or making, as soon as practicable, any Permits, approvals, authorizations, clearances, filings and declarations of or with Governmental Authorities that Sellers are required to obtain or make pursuant to Section 5.1. Additionally, Purchasers will use commercially reasonable efforts to make a filing, and to assist the Sellers in making their filing, of a pre-merger notification report form pursuant to the HSR Act on or before March 4, 1998.

     6.3 Books  and  Records.  Until six months after the later to occur of
(a) the final adjudication of any dispute or investigation involving Taxes arising out of the business, operations or affairs of the Company before the Effective Time, (b) the final adjudication of any matter for which Sellers may be required to indemnify or hold harmless Purchaser, the Company or any Purchaser Indemnitee pursuant to the terms of this Agreement, or (c) the running of applicable statutes of limitations, Purchaser will maintain all Books and Records of the Company that relate to the pre-Closing business, operations, assets and properties of the Company, and shall give Sellers full and complete access to all such records to the fullest extent reasonably required to enable Sellers to satisfy their respective obligations hereunder or under applicable law. In addition to the following, Purchaser shall not, without 90 days prior written notification (a "DESTRUCTION NOTICE") to Sellers, destroy any pre-Closing Books and Records of the Company. Following Sellers' receipt of a Destruction Notice, if Sellers advise Purchaser in writing within such 90 day period, Purchaser will promptly deliver the applicable Books and Records to Sellers.

     6.4 Closing Conditions. Purchaser will use its commercially reasonable efforts to cause the conditions set forth in Article VIII hereof to be satisfied as soon as reasonably practicable, but in all circumstances prior to Closing Date.

     6.5 Notice of Certain Occurrences. Purchaser will notify Sellers promptly in writing of, and contemporaneously will provide Sellers with true and complete copies of any and all material information or documents relating to, any event, transaction or circumstance occurring of which Purchaser has Knowledge that causes or would cause any covenant or agreement of Purchaser under this Agreement to be breached, or that renders or would render untrue any representation or warranty of Purchaser contained in this Agreement as if such representation or warranty were made on or as of the date of such event, transaction or circumstance.

     6.6 Employee Matters.

     (a) As of the Effective Time, the employees of the Company shall continue employment with the Company in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by Section 6.7, by applicable law or by any Contract, the Company shall not be obligated to continue any employment relationship with any employee for any specific period of time. As soon as practicable after the Effective Time, Purchaser shall provide benefits to employees of the Company which are at least substantially comparable in the aggregate to the benefits provided to similarly situated employees of Purchaser and its subsidiaries. To the extent any employee benefit plan, program or policy of Purchaser or its affiliates is made available to the employees of the Company: (a) service with the Company by any employee prior to the Effective Time shall be credited for eligibility and vesting purposes under such plan, program or policy, but not for benefit accrual purposes, and (b) with respect to any welfare benefit plans to which such employees may become eligible, Purchaser shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company or its Affiliates for their employees prior to the Effective Time.

     (b) (i) Prior to the Effective Time, Columbia and Value Health shall cause the Value Health, Inc. Retirement Savings Plan (the "VHI PLAN") to be amended to provide that sponsorship and maintenance thereof shall be transferred to a subsidiary of Columbia that is not an Acquired Entity (the "SPONSOR"). Columbia shall cause the Sponsor to assume all of the obligations and liabilities of Columbia, Value Health and their affiliates with respect to the VHI Plan and to become responsible for all acts, omissions and transactions under or in connection with the VHI Plan. Prior to the Effective Time, Value Health and the Acquired Entities shall cease to sponsor, administer or contribute to the VHI Plan and thereby cease to be responsible for any acts, omissions and transactions under or in connection with the VHI Plan (except as provided in (ii) below)

          (ii) After the Effective Time, Value Health or one of the Acquired Entities shall establish a new savings plan (the "NEW SAVINGS PLAN") and associated trust to hold the assets of that plan for the participants in the VHI Plan who are employed by the Acquired Entities immediately prior to the Effective Time (the "PARTICIPANTS"), and shall provide to Columbia evidence reasonably satisfactory to Columbia that the New Savings Plan and the associated trust has been established and that the New Savings Plan qualifies under the requirements of Section 401(a) of the Code, and that the trust is exempt from tax under Section 401(a) of the Code. Columbia shall provide to Purchaser evidence reasonably satisfactory to Purchaser that the VHI Plan remains qualified under the requirements of Section 401(a) of the Code. Provided Columbia and Purchaser have received evidence reasonably satisfactory to them in accordance with the preceding sentences, as soon as is reasonably practicable following the Effective Time, following receipt of such mutually satisfactory evidence, Columbia shall take or cause to be taken all action required or appropriate to transfer the account balances of all Participants to the trust associated with the New Savings Plan. Such transfers shall be made in cash, or other property acceptable to the Trustee of the New Savings Plan, in an amount equal to the value of the account balances to be transferred, determined in a manner that satisfies the requirements of Treas.Reg. ss.1.414(l)-1 for such a transfer and as of the close of business on the Business Day immediately preceding the transfer. Provided, however, that to the extent a Participant's account balance in the VHI Plan includes one or more promissory notes evidencing a participant loan or loans, such promissory notes shall be transferred in kind for the Participant's credit under the New Savings Plan. For the period from the Effective Time until the transfer, Value Health or the Acquired Entity, as the case may be, shall collect by payroll deduction and promptly pay over to the VHI Plan all loan payments required on participant loans made by the Plan to any Participants and Columbia shall cause the VHI Plan to administer and pay all distributions, withdrawals and loans payable under the terms of the respective plan to any Participant until the transfer. Contingent upon the transfer of the account balances to the New Savings Plan, the sponsor of the New Savings Plan shall assume all liabilities of the Sponsor and its affiliates with respect to the Participants under the VHI Plan and shall become, with respect to such Participants, responsible for all acts, omissions and transactions under or in connection with the VHI Plan.

          (iii) With respect to the covenants and duties described in this
Section 6.6(b), Columbia, the Company and Purchaser shall use reasonable efforts and shall reasonably cooperate in accomplishing the transfer of assets from the VHI Plan to the New Savings Plan in a manner that (A) is reasonably efficient and (B) does not result in the imposition of additional substantial burdens or additional substantial costs on Columbia, Value Health, any Acquired Entity or Purchaser. Nothing herein shall require Columbia to liquidate or transfer plan assets in a manner that violates ERISA.

     (c) At the Effective Time, Columbia shall make participation available to employees of the Acquired Entities in the Company Plans which provide, on a fully-insured basis, the life and long-term disability benefits that are in effect with respect to employees of the Acquired Entities immediately prior to the Effective Time. Such participation is conditioned on the timely receipt by Columbia of written notification that Purchaser intends to continue benefits under such Company Plans for a transition period, and receipt of Columbia of payments from Purchaser that are sufficient to cover Columbia's out-of-pocket expenses for extending this arrangement, including the cost of insurance premiums, and on the ability of the employees of the Acquired Entities to receive benefits under the applicable insurance contracts (Columbia shall use commercially reasonable efforts to attain such coverage under such contracts). Columbia's obligations under this paragraph shall only extend for a transitional period of time that is appropriate to provide benefits described herein until Purchaser can reasonably provide coverage of such employees under

     (d) Purchaser shall reasonably cooperate, and shall cause the Company to reasonably cooperate, with Columbia and its agents in providing copies of documents and records, allowing access to documents, records and personnel, and in sharing information which Columbia reasonably requires from time to time in order to fulfill its obligations under ERISA and under the Company Plans, the Multiemployer Plans, and other benefit arrangements as the administrator thereof or in the context of the employer-employee relationship.

     6.7 WARN Act Compliance. For at least 91 days following the Effective Time, Purchaser will cause the Company to continue the employment of a legally sufficient number of employees at each "single site of employment" (and at each "facility" and "unit" within each "single site of employment") so that the Company shall not be deemed to have effected a "plant closing" or "mass layoff" under the provisions of the Worker Adjustment and Retraining Act, 29 U.S.C. 2101-2109 (the "WARN ACT"). All quoted terms used in this Section 6.7 and not defined herein shall have the meanings ascribed to such terms under the WARN Act.

     6.8 Tax Matters.

     (a) TERMINATION OF EXISTING TAX SHARING AGREEMENTS. All tax sharing agreements or similar arrangements with respect to or involving the Acquired Entities shall be terminated effective as of the Effective Time.

     (b) PAYMENT OF TAXES.

          (i) Sellers shall prepare and file, or cause to be prepared and filed, all Returns of or which include any of the Acquired Entities (including any amendments thereto) with respect to any taxable period ending at or prior to the Effective Time (a "Pre-Closing Period"). Such Returns shall be prepared in a manner consistent with past practices. Sellers shall provide Purchaser with copies of all Returns promptly following the filing thereof. Notwithstanding anything to the contrary in this Agreement, Sellers shall pay and indemnify and hold Purchaser and the Acquired Entities harmless from and against (A) any and all Taxes imposed on or with respect to any Acquired Entity for a Pre-Closing Period (including, without limitation, any Taxes imposed on any Acquired Entities as a result of having been (or ceasing to be) a member of the Columbia Affiliated Group or the Value Health Affiliated Group, and any Taxes that are determined by income or earned surplus attributable to a Pre-Closing Period), and (B) any and all Taxes of any Person (other than the Acquired Entities) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, pursuant to any Tax sharing agreement, indemnification agreement, or similar contract or arrangement, or otherwise. Purchaser shall prepare and file, or cause to be prepared and filed, all Returns of or which include any of the Acquired Entities, and shall pay and shall indemnify and hold Sellers and the Groups harmless from and against all Taxes or Other Taxes of any of the Acquired Entities for all taxable periods other than a Pre-Closing Period, except to the extent provided in the preceding sentence and in paragraph (ii) below.

          (ii) For purposes of the immediately preceding paragraph (i) and this paragraph (ii), if, for federal, state or local tax purposes, the taxable period of an Acquired Entity that includes the Effective Time does not terminate at the Effective Time (a "STRADDLE PERIOD"), the parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any such Straddle Period as a short taxable period ending as of the Effective Time and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such an election to be made then, for purposes of this Agreement, Taxes with respect to the Acquired Entities for the Straddle Period shall be allocated to the Pre-Closing Period using an interim closing-of-the-books method that complies with Treasury Regulations Section 1.1502-76(b)(2)(i) (assuming that such taxable period ended at the Effective
Time) and treating such period as a Pre-Closing Period for purposes of this Agreement, except that (A) exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a per-diem basis, and (B) real property taxes shall be allocated in accordance with Section 164(d) of the Code. In the case of any Straddle Period described in the preceding sentence, Purchaser shall provide Sellers and their authorized representatives with copies of the completed Return for such period and a statement certifying the amount of Taxes shown on such Return that are chargeable to Sellers (the "TAX STATEMENT") at least 30 days prior to the due date for the filing of such Return (including any extension thereof), and Sellers and their authorized representatives shall have the right to review such Return and Tax Statement prior to the filing of such Return. Sellers and Purchaser agree to consult and resolve in good faith any issues arising as a result of the review of such Return and Tax Statement by Sellers or their authorized representatives and to mutually consent to the filing of such Return. If the parties hereto are unable to resolve any dispute within ten business days prior to the due date for filing of the Return in question (including any extension thereof), the parties shall jointly request the Selected Accounting Firm to resolve any issue in dispute as promptly as possible. If the Selected Accounting Firm is unable to make a determination with respect to any disputed issue prior to the due date (including extensions) for the filing of the Return in question, the Purchaser and the Acquired Entities, as the case may be, may file such Return without the consent of Sellers, subject, however, to the obligation thereafter to file an amended Return reflecting the final decision of the Selected Accounting Firm (which decision shall be rendered prior to the expiration of the period during which an amended Return may validly be filed with respect to the applicable taxable period). Not later than five days before the due date (including any extensions thereof) for payment of Taxes with respect to such Return, Sellers shall pay to Purchaser an amount equal to the Taxes shown on the Tax Statement as being chargeable to Sellers pursuant to this paragraph (ii). If Sellers have disputed such amount, appropriate adjustments shall be made to the amount paid by Sellers in order to reflect the decision of the Selected Accounting Firm in immediately available funds not later than five days after such decision has been rendered.

          (iii) Purchaser consents to the Acquired Entities joining the consolidated Returns of the Columbia Affiliated Group for Tax periods ending at or before the Effective Time.

          (iv) In no event shall the indemnities  provided for in this
Section 6.8 be subject to the provisions of Section 9.4 of this Agreement.

     (c) REFUNDS AND TAX BENEFITS.

          (i) Purchaser shall promptly pay to Sellers any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser or any member of the Purchaser Affiliated Group of Taxes relating to any Pre-Closing Period or portions of Straddle Periods at or before the Effective Time. Purchaser shall, if Sellers reasonably so request, cause the relevant Acquired Entity (or other relevant member of the Purchaser Affiliated Group) to file for any refund or credit to which Seller believes it is entitled pursuant to this Section 6.8(c). Any Proceeding with respect to such a claim shall be governed by the provisions of this Section 6.8, including the provisions of Section 6.8(e).

          (ii) The amount of any Taxes for which indemnification is provided under this Section 6.8 shall not be (A)increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder or (B) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Taxes. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for United State federal income tax purposes.

          (iii Sellers will immediately pay to Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of any post-acquisition Tax attribute of any of the Acquired Entities into the Columbia Affiliated Group or the Value Health Affiliated Group, when such refund or reduction is realized by the Columbia Affiliated Group or the Value Health Affiliated Group. Sellers will cooperate with Purchaser and the Acquired Entities in obtaining such refunds (or reduction in Tax liability), including through the filing of amended Returns or refund claims. Purchaser agrees to indemnify Columbia for any Taxes imposed upon any member of the Columbia Affiliated Group resulting from the disallowance of any such carried back post-Closing Tax attribute on audit or otherwise. Purchaser agrees that all costs and expenses incurred in connection with any proceeding relating to Purchaser's carryback pursuant to this Section 6.8(c)(iii) shall be borne by Purchaser, and Purchaser will reimburse Columbia for any and all reasonable direct costs and expenses incurred by any member of the Columbia Affiliated Group in connection with any such proceeding or any such carryback.

     (d) Cooperation.

          (i) Sellers, on the one hand, and Purchaser and the Acquired Entities, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Acquired Entities as is reasonably necessary for the preparation of any Return, claim for refund, audit or similar matter, or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of Taxes or Other Taxes.

          (ii) Except as otherwise provided in Section 6.8(b)(ii), if Sellers and Purchaser disagree as to the matters governed by this Section 6.8, Sellers and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such disagreement cannot be resolved within 15 days after eitherparty asserts in writing that such dispute cannot be resolved, the Selected Accounting Firm shall act as an arbitrator to resolve such disagreement. The Selected Accounting Firm's determination shall be binding and conclusive, and any expenses relating to the engagement of such Selected Accounting firm shall be shared equally by Sellers and Purchaser.

     (e) POST-CLOSING AUDITS AND OTHER PROCEEDINGS. In the case of any audit, examination or other proceeding ("PROCEEDING") with respect to Taxes for which Sellers are or may be liable pursuant to this Agreement (other than a Proceeding relating to Taxes for a Straddle Period), Purchaser shall promptly inform Sellers, and Purchaser shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions desired by Sellers with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which Sellers are liable pursuant to this Agreement. Sellers shall have the right to control any such Proceedings, (including any Proceedings to initiate claims for refunds of or credits with respect to any Taxes for which Sellers are liable pursuant to this Agreement and that Sellers believe are available) including the right to initiate any claim for refund or credit, file any amended Return or take any other action that it deems appropriate with respect to such Taxes (or refunds or credits). All costs and expenses incurred in connection with any such Proceeding shall be borne by Sellers, and Purchaser and the Acquired Entities shall be reimbursed by Sellers for any and all reasonable direct costs and expenses incurred by them in connection with such Proceeding. Sellers will not settle any Proceeding without Purchaser's prior written consent. In the event that Purchaser's consent is withheld, Purchaser will assume the control, costs and expenses of the Proceeding. If such Proceeding is ultimately resolved by payment of an amount in excess of the amount in the original settlement proposal (or receipt of a refund in an amount less than the amount in the original settlement proposal), Purchaser will pay the amount of such excess (or shall pay Sellers the amount of such refund shortfall). If such Proceeding is ultimately resolved by payment of an amount less than the amount of the original settlement proposal (or a refund or credit in an amount greater than the original settlement proposal) Sellers will reimburse Purchaser for its costs and expenses to the extent of such difference. Notwithstanding the foregoing, Sellers and Purchaser shall jointly control all Proceedings in connection with (i) any Tax claim relating to Taxes of any Acquired Entity for a Straddle Period and (ii) any Tax claim that could reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Purchaser or the Acquired Entities for any taxable periods including or ending after the Closing Date.

     6.9 Purchaser's Non-Solicitation.

     (a) During the period beginning on the date of this Agreement and ending on the earlier of (i) the Effective Time or (ii) the date that is one year after the date on which this Agreement is terminated, Purchaser shall refrain from, either alone or in conjunction with any other Person, or directly or indirectly through any present or future Affiliate:

          (A) employing, engaging or seeking to employ or engage any Person who within the prior 12 months had been an officer, employee or consultant of the Company unless such officer, employee or consultant (1) resigns voluntarily (without any solicitation from or on behalf of Purchaser or any of its Affiliates) or (2) is terminated by the Company; or

          (B) causing or attempting to cause any officer, employee or consultant of the Company to resign or sever a relationship with the Company.

     (b) The limitations set forth in Section 6.9(a):

          (i) shall apply only to (A) officers, employees and consultants who render their services primarily at the headquarters of the Value Health Subsidiaries (which is located at 4700 Nathan Lane North, Plymouth, Minnesota 55442), and (B) officers, employees and consultants who provide information systems or sales services for the Company at any location; and

          (ii) shall not apply to any officer, employee or consultant who (A) responds to an advertisement which is placed in general circulation by or on behalf of Purchaser or any of its Affiliates and which is not targeted at persons to whom Section 6.9(a) otherwise would apply or (B) contacts Purchaser or any of its present or future Affiliates on his or her own initiative without any direct solicitation by Purchaser or any of its present or future Affiliates.

     6.10 Financing. Purchaser agrees to promptly notify Columbia if at any time prior to the Closing Date it becomes aware of any facts or circumstances that cause it to conclude that it will be unable to obtain any of the financing contemplated by the Commitment Letter substantially in accordance with the terms described therein.

                                   ARTICLE VII
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     Except as may be waived by Purchaser, the obligations of Purchaser to purchase the Shares and to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

     7.1 Representations and Warranties. Except as contemplated by this Agreement, the representations and warranties of Sellers contained in this Agreement or in any certificate to be furnished by Sellers to Purchaser at Closing pursuant to this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

     7.2 Compliance with Agreement. On and as of the Closing Date, Sellers shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by them on or before the Closing Date.

     7.3 Closing Certificates. Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Columbia, Holdings and Galen, respectively, by the President or Vice President of each thereof, certifying the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

     7.4 Secretary's Certificates. At the Closing, Purchaser shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Columbia, Holdings and Galen, respectively:

     (a) resolutions of the respective boards of directors of Columbia, Holdings and Galen authorizing the execution, delivery and performance of this Agreement and the other agreements that Columbia, Holdings or Galen is required to execute and deliver pursuant to the terms of this Agreement; and

     (b) the signature and incumbency of the respective officers of Columbia, Holdings and Galen authorized to execute and deliver this Agreement and the other agreements and certificates that Columbia, Holdings or Galen is required to deliver on or before the Closing Date pursuant to this Agreement.

     7.5 Opinion of Counsel. At the Closing, Purchasers shall have received the opinion, dated the Closing Date, of Waller Lansden Dortch & Davis, a Professional Limited Liability Company, counsel for Sellers, substantially to the effect set forth in EXHIBIT 7.5 hereto. Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.

     7.6 Consents, Authorizations, Etc.. All orders, consents, Permits, authorizations, approvals, waivers, filings, registrations and notifications of or to Governmental Authorities set forth at SCHEDULES 5.1 AND 6.2 hereto that are required to be obtained or given prior to the Closing shall have been obtained or given, and all applicable waiting periods with respect thereto shall have expired.

     7.7 No Action or Proceeding. On the Closing Date, (a) no valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority or threatened by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Purchaser, may result in a decision, ruling or finding that individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement, or on the ability of Purchaser to perform its obligations under this Agreement.

     7.8 Certificates   of  Incorporation;   Bylaws.   Sellers  shall  have
delivered to Purchasers true and complete copies of the respective Certificates of Incorporation and Bylaws of Columbia, Holdings, Galen, Value Health and MPN.

     7.9 Resignation of Boards of Directors and Officers. Each then current officer and/or member of the board of directors of any of the Acquired Entities who is designated by Purchaser to Columbia in writing not less than ten days prior to the Closing shall have tendered his or her written resignation as an officer and/or director to the applicable Acquired Entity, such resignations to be effective at or before the Effective Time. Notwithstanding the foregoing, no such officer or director shall be required to resign as an employee of the Company.

     7.10 Good Standing Certificates. At the Closing, Sellers shall have delivered to Purchaser good standing certificates issued with respect to Columbia, Holdings, Galen and each of the Acquired Entities issued by the Secretary of State of the relevant entity's state of incorporation. Each such good standing certificate shall be dated as of a date that is not more than ten days prior to the Closing Date.

     7.11 Material Adverse Change. No change or event shall have occurred that has caused a Material Adverse Effect. The parties agree that the foregoing shall not include any change resulting from, (a) changes in general conditions (including economic or political conditions) or the adoption or modification of Laws, which conditions or Laws are generally applicable to the economy or are generally applicable to the industries in which the Company operates, (b) the Company's disposition of the Excluded Assets as contemplated by this Agreement, or (c) the occurrence or consequences of any of the potentially adverse events or circumstances described in SCHEDULE 7.11.

     7.12 Waiver  of  Conditions.  Purchaser may waive any condition of this
Article VII to the extent permitted by applicable law. Except as otherwise provided herein, the consequences of any knowing waiver shall be (a) the elimination of the waived condition as a valid basis for Purchaser to refuse to close the transactions contemplated by this Agreement, and (b) the release of Columbia, Holdings and Galen from any claim by Purchaser for resulting injuries and Damages with respect to that waived condition.

     7.13 Trademark Acknowledgment Agreement. The Trademark Acknowledgment Agreement shall have been executed and delivered by the parties thereto, and a copy of such executed Trademark Acknowledgment Agreement shall have been delivered to Purchaser.

     7.14 Columbia PBM Agreement. Columbia and an Acquired Entity shall have executed and delivered an agreement in form and substance reasonably satisfactory to Purchaser and Columbia that will embody the provisions described in SCHEDULE 7.14 and otherwise contain provisions customary with respect to agreements of this type.

     7.15 Financing. Purchaser shall have received the debt financing contemplated by the Commitment Letter substantially in accordance with the terms described therein.

     7.16 MedManagement   Agreement.   MedManagement   and  the  appropriate
Acquired Entity shall have executed and delivered an agreement in form and substance reasonably satisfactory to Purchaser and Columbia that will embody the provisions described in SCHEDULE 7.16 and otherwise contain provisions customary with respect to agreements of this type.


                                  ARTICLE VIII
                      CONDITIONS TO OBLIGATIONS OF SELLERS

     Except as may be waived in writing by Sellers, the obligations of Sellers to consummate the transactions contemplated hereby on the Closing Date shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

     8.1 Representations and Warranties. Except as contemplated by this Agreement, the representations and warranties of Purchaser contained in this Agreement or in any certificate to be furnished by Purchaser to Sellers at Closing pursuant to this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

     8.2 Compliance with Agreement. On and as of the Closing Date, Purchaser shall have performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed and complied with by it on or before the Closing Date.

     8.3 Closing Certificates. Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date and signed on behalf of Purchaser by the President or a Vice President thereof, certifying the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof.

     8.4 Secretary's Certificate. At the Closing, Sellers shall have received copies of the following, in each case certified as of the Closing Date by a Secretary or an Assistant Secretary of Purchaser:

     (a) resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the other agreements that Purchaser is required to execute and deliver pursuant to the terms of this Agreement;

     (b) the signature and incumbency of the officers of Purchaser authorized to execute and deliver this Agreement and the other agreements and certificates that Purchaser is required to deliver on or before the Closing Date pursuant to this Agreement.

     8.5 Opinion of Counsel. At the Closing, Sellers shall have received the opinion, dated the Closing Date, of Simpson Thacher & Bartlett, counsel for Purchaser, substantially to the effect set forth in EXHIBIT 8.5 hereto. Such opinion may include qualifications and assumptions that are customary and appropriate with respect to the substance of such opinion.

     8.6 Consent, Authorizations, Etc.. All orders, consents, Permits, authorizations, approvals, waivers, filings, registrations and notifications of or to Governmental Authorities set forth at SCHEDULES 5.1 AND 6.2 hereto that are required to be obtained or given prior to the Closing shall have been obtained or given, and all applicable waiting periods with respect thereto shall have expired.

     8.7 No Action or Proceeding. On the Closing Date, (a) no valid judgment, order or decree of any court or other Governmental Authority restraining, enjoining or otherwise preventing the consummation of this Agreement or the transactions contemplated hereby shall be outstanding, and (b) no action, suit, investigation or proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority or threatened by any Governmental Authority to restrain, enjoin or otherwise prevent the consummation of this Agreement or any of the transactions contemplated hereby, which action, suit, investigation or proceeding, in the reasonable opinion of Columbia, may result in a decision, ruling or finding that individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Columbia, Holdings or Galen to perform their respective obligations under this Agreement.

     8.8 Good Standing Certificate. At the Closing, Purchaser shall have delivered to Sellers a good standing certificate issued with respect to Purchaser by the Secretary of State of Purchaser's state of incorporation. Such good standing certificate shall be dated as of a date that is not more than ten days prior to the Closing Date.

     8.9 Certificate  of  Incorporation;   Bylaws.   Purchaser  shall  have
delivered to Sellers true and complete copies of Purchaser's Certificate of Incorporation and Bylaws.

     8.10 Waiver  of  Conditions.  Sellers may waive any  conditions of this
Article VIII to the extent permitted by applicable law. Except as otherwise provided herein, the consequences of any knowing waiver shall be (a) the elimination of the waived condition as a valid basis for Sellers to refuse to close the transactions contemplated by this Agreement, and (b) the release of Purchaser from any claim by Sellers for resulting injuries and Damages with respect to that waived condition.

     8.11 Trademark Acknowledgment Agreement. The Trademark Acknowledgment Agreement shall have been executed and delivered by the parties thereto.

     8.12 MedManagement Agreement. MedManagement and the appropriatecquired Entity shall have executed and delivered an agreement in form and substance reasonably satisfactory to Purchaser and Columbia that will embody the provisions described in SCHEDULE 7.16 and otherwise contain provisions customary with respect to agreements of this type.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Indemnification  by  Sellers.  Subject to the  provisions  of this
Article IX, Sellers shall indemnify and hold harmless Purchaser, any Affiliate of Purchaser, the respective officers, directors, shareholders, employees, agents and representatives of Purchaser and its Affiliates, and each such Person's respective successors and assigns (each, a "PURCHASER INDEMNITEE") from and after the Effective Time from and against the Excluded Liabilities and any Damages incurred or suffered by such Purchaser Indemnitee as a result of or arising from (a) any inaccuracy in any of the representations and warranties made herein by Sellers, (b) any breach of any of the covenants or agreements made herein by Sellers, (c) the claims, actions, suits, and other proceedings listed in SCHEDULE 9.1(C), (d) the payment obligations of Value Health under the agreements listed on SCHEDULE 9.1(D), and (e) any claims, actions, suits or other proceedings arising out of any of the Excluded Liabilities.

     9.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless each Seller, any Affiliate of any Seller (other than an Affiliate providing insurance coverage with respect to any claim by Purchaser under this Agreement), the respective officers, directors, shareholders, employees, agents and representatives of each Seller and their respective Affiliates, and each such Person's respective successors and assigns (each a "SELLER INDEMNITEE") from and after the Effective Time from and against any Damages incurred or suffered by such Seller Indemnitee as a result of, or arising from (a) any inaccuracy in any of the representations and warranties made herein by Purchaser, (b) any breach of any of the covenants or agreements made herein by Purchaser, (c) any breach of any of the covenants or agreements made by Purchaser in the Confidentiality Agreement, including any use of the Evaluation Material by Purchaser or its Representatives or Other Recipients contrary to the terms of the Confidentiality Agreement, (d) any claims, actions, suits, or other proceedings relating to the operations of the Company after the Effective Time,
(e) any claims, actions, suits or proceedings arising out of any post-Closing obligation or action on the part of the Company under any Contract which is not an Excluded Liability, and (f) the claims, actions, suits and other proceedings listed in SCHEDULE 9.2(F).

     9.3 Claims  Procedures.  Unless a different  procedure is specified in
Section 6.8, in the case of any Damages for which indemnification is sought hereunder, the party seeking indemnification (the "INDEMNITEE") shall promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") in writing of the existence and nature of such Damages, as well as the claim, demand, action or proceeding, if any, out of which the Damages arise (a "CLAIM"); provided, however, that no failure or delay by the Indemnitee in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnitee harmless, except to the extent the Indemnitee's failure to give or delay in giving the required notice materially impairs the Indemnifying Party's ability to indemnify or defend or to mitigate its Damages, in which case the Indemnifying Party shall have no obligation to indemnify the Indemnitee to the extent of Damages, if any, caused by such failure to give or delay in giving the required notice. If such Damages arise out of a Claim by a third person, the Indemnitee must give the Indemnifying Party a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnifying Party at the Indemnifying Party's sole cost and expense and with counsel of its own selection, and the Indemnifying Party shall pay any resulting settlements (including all associated Damages), satisfy any judgments or comply with any decrees; provided, further, however, that the Indemnitee shall at all times also have the right fully to participate in the defense at Indemnitee's sole cost and expense so long as such participation occurs without hindering or impairing the defense of the Indemnifying Party. Notwithstanding the foregoing, without the prior written consent of the Indemnitee, the Indemnifying Party shall not compromise or settle any Claim if (i) the terms thereof impose any liability or obligations on the Indemnitee, or (ii) the terms thereof fail to include an unconditional general release of the Indemnitee with respect to all liabilities and obligations in respect of such Claim. If the Indemnifying Party shall, within a reasonable time after said notice, fail to defend, the Indemnitee shall have the right, but not the obligation, and without waiving any rights against the Indemnifying Party, to undertake the defense of, and with the consent of the Indemnifying Party (such consent not to be withheld unreasonably), to compromise or settle the Claim on behalf, for the account, and at the risk and expense, of the Indemnifying Party and shall be entitled to collect the amount of any settlement or judgment or decree and all costs and expenses (including, without limitation, reasonable attorney's fees) in connection therewith from the Indemnifying Party. Except as provided in the preceding sentence, the Indemnitee shall not compromise or settle any Claim.

     9.4 Limitations on Claims.

     (a) LIABILITY THRESHOLDS. Notwithstanding anything in this Article IX to the contrary, no indemnified Damages with respect to Claims arising out of a breach of Sellers' representations and warranties shall be payable pursuant to this Article IX unless and until the aggregate amount of indemnified Damages asserted against Sellers under this Article IX with respect to such Claims equals or exceeds $2,600,000 (the "LIABILITY THRESHOLD"). Once the Liability Threshold for such Claims has been reached, the Indemnitee shall be entitled to the benefit of the indemnity under this Article IX for such Claims to the extent of any and all Damages above the Liability Threshold up to, but not exceeding, an amount equal to the Purchase Price.

     (b) SUBROGATION. Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnitee with respect to all Persons relating to the matter for which indemnification has been made.

     (c)  SURVIVAL  OF  CERTAIN   REPRESENTATIONS,   WARRANTIES  AND  COVENANTS;
LIMITATION OF TIME TO BRING CLAIMS.

          (i) The representations and warranties set forth in this Agreement shall survive the Closing and shall expire eighteen months after the Effective Time. No Claim for indemnification arising out of a breach of such representations and warranties may be brought after that time.

          (ii) In addition to the other limitations set forth in this
Section 9.4, no Claim for indemnification may be brought under this Article IX later than the earlier of(A) one year following the date on which the Indemnitee receives actual notice of the inaccuracy, breach, claim, action, suit or other proceeding forming the basis of the Claim, and (B) the applicable statute of limitations with respect to such Claim.

     (d) NO LIABILITY THRESHOLD. Notwithstanding anything in this Article IX to the contrary (including, without limitation, the Liability Threshold or any other limitation set forth in this Section 9.4), Sellers' obligation to indemnify Purchaser with respect to Excluded Liabilities shall extend to all Damages asserted against Sellers with respect to such claims.

     9.5 Insured   Losses.   The   amount   of  any   Damages   for   which
indemnification is provided under this Article IX shall be net of any duplicative amounts recovered by the Indemnitee under insurance policies or from unaffiliated third Persons with respect to such Damages.

                                    ARTICLE X
                                   TERMINATION

     10.1 Termination Events. This Agreement may be terminated at any time prior to Closing upon prior written notice by the party electing to terminate this Agreement to the other party:

     (a) by mutual agreement of Columbia and Purchaser (expressed in writing);

     (b) by either Columbia or Purchaser if any permanent injunction, Court Order or other order, decree or ruling of any court or other Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable;

     (c) by either Columbia or Purchaser if the Closing shall not have occurred by June 30, 1998; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose breach of its representations and warranties in this Agreement or whose failure to perform any of its covenants and agreements under this Agreement shall have been a contributing cause of, or resulted in, the failure of the Closing to occur on or before such date;

     (d) by Columbia upon a breach in any material respect of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have been breached or shall have become untrue, in any such case that the conditions set forth in Sections
8.1 and 8.2 would be incapable of being satisfied by June 30, 1998 (or any later date as such date may be otherwise extended by mutual agreement of the parties); or

     (e) by Purchaser upon a breach in any material respect of any covenant or agreement on the part of any Seller set forth in this Agreement, or if any representation or warranty of any Seller shall have been breached or shall have become untrue in any such case such that the conditions set forth in Sections
7.1 and 7.2 would be incapable of being satisfied by June 30, 1998 (or any later date as such date may be otherwise extended by mutual agreement of the parties).

     10.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 6.1, 6.9 and 12.1 and except for the provisions of this Section 10.2 and Sections 12.2, 12.6, 12.7, 12.8, 12.9, 12.10 and 12.13. Moreover, in the event of termination of this Agreement pursuant to Section 10.1(c), (d) or (e), nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.


                                   ARTICLE XI
                                     NOTICES

     11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including facsimile, telecopy and telex) or when delivered by overnight courier, or if mailed, five days after being deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:

         If to Columbia, Holdings or Galen, to:

                  Columbia/HCA Healthcare Corporation
                  One Park Plaza
                  Nashville, Tennessee 37203
                  Attention: General Counsel
                  Fax: (615) 344-1859

        With copies to:

                  Columbia/HCA Healthcare Corporation
                  One Park Plaza
                  Nashville, Tennessee 37203
                  Attention: Senior Vice President - Development
                  Fax: (615) 344-2128

                  and

                  G. Scott Rayson
                  Waller Lansden Dortch & Davis,
                  A Professional Limited Liability Company
                  511 Union Street, Suite 2100
                  Nashville, Tennessee  37219-1760
                  Fax:  (615) 244-6804

         If to Purchaser, to:

                  Express Scripts, Inc.
                  14000 Riverport Drive
                  Maryland Heights, Missouri 63043
                  Attention:        Thomas M. Boudreau,
                                    Senior Vice President
                                    and General Counsel
                  Fax:

         With a copy to:

                  Richard A. Garvey
                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017
                  Fax:  (212) 455-2502

     Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Section 11.1.

                                   ARTICLE XII
                                  MISCELLANEOUS


     12.1 Fees and Expenses. Except as otherwise provided in this Agreement, the Sellers shall pay their own expenses (including, without limitation, the fees and expenses of Merrill Lynch & Co. in connection with this Agreement and also including those expenses of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred prior to the Effective Time) and Purchaser shall pay its own expenses (including, without limitation, the fees and expenses of BT Alex Brown in connection with this Agreement, and also including those of the Acquired Entities in connection with this Agreement and the transactions contemplated hereby incurred after the Effective Time) in connection with this Agreement and the transactions contemplated hereby. Columbia and Purchaser each shall pay one half all recording fees, transfer fees, transfer taxes, and documentary or stamp taxes, if any, relating to the sale and the transactions provided for herein. Except as set forth in the following sentence, each party shall pay its own fees and expenses, including counsel fees and filing fees, with respect to the preparation and filing of its notifications under the HSR Act. Further, and notwithstanding the foregoing, Purchaser will bear all reasonable costs and expenses, including attorneys' fees of all parties, resulting from or relating to any investigation or challenge of the transactions contemplated hereby initiated by the United States Federal Trade Commission, the United States Department of Justice or the Attorney General of any state on, prior to or after the Closing under antitrust or similar laws, including reasonable costs and expenses resulting from or relating to any "second request" issued in connection with the parties' HSR Act filings made in connection with the transactions contemplated hereby.

     12.2 Entire Agreement. Except for documents and agreements executed pursuant hereto, and except for the provisions of the Confidentiality Agreement (which Confidentiality Agreement shall survive the parties' execution and delivery of this Agreement and the other documents and agreements contemplated hereby until the Closing shall have occurred, except to the extent otherwise provided in Section 6.1), this Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby). Except for the Confidentiality Agreement, this Agreement, including the exhibits and schedules hereto and other documents delivered in connection herewith, contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

     12.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

     12.4 Amendment. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

     12.5 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

     12.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of Sellers, Purchaser and their respective successors or assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

     12.7 GOVERNING  LAW, CONSTRUCTION.  THIS AGREEMENT SHALL BE GOVERNED BY
AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO A CONTRACT EXECUTED AND PERFORMED IN SUCH STATE. The parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other Governmental Authority by reason of any party's having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.

     12.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including successors by merger or otherwise.

     12.9 No Assignment. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Columbia, Holdings and Galen, on the one hand, and Purchaser, on the other hand, may assign their respective rights and obligations under this Agreement to other Persons who (a) are wholly-owned (directly or indirectly) by Columbia or Purchaser, respectively, and (b) agree to be bound by the terms and conditions of this Agreement. Notwithstanding the assignment of this Agreement or any rights or obligations hereunder, the assignor shall be jointly and severally liable with its assignee for its obligations hereunder.

     12.10 Headings, Gender, Etc.. The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number also will include the plural or singular number, respectively, (c) the terms "hereof", "herein", "hereby" and derivative or similar words will refer to this entire Agreement, and (d) the terms "Article," "Section," "Schedule" and "Exhibit" will refer to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

     12.11 Public Announcement. On or before the Closing, the parties hereto will each consult with one another prior to making or issuing public statements or announcements with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public statement or announcement and/or will use good faith efforts to obtain the other parties' approval of the text of any public statement or announcement to be made solely on behalf of a party; provided that the foregoing shall not preclude any party from making such disclosure as may be required by applicable Law or the rules of any securities exchange or market on which securities of such party are listed or quoted.

     12.12 Access to Information. Sellers and Purchaser agree that, from time to time after the Closing, upon the reasonable request of another party hereto, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations and affairs of the Company. Without limiting the generality of the foregoing, (a) Sellers will give and will cause their Affiliates to give representatives of the Company reasonable access to all Books and Records of Sellers reasonably requested by the Company or Purchaser in the preparation of any post-Closing financial statements, reports or Tax returns of the Company; and (b) Purchaser will give and will cause the Company to give representatives of Sellers reasonable access to all pre-Closing Books and Records of the Company reasonably requested by Sellers in the preparation of any post-Closing financial statements, reports or Tax returns of Sellers.

     12.13 Severability;   Invalid  Provisions.  If  any  provision  of  this
Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and
(d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     12.14 Cooperation. Upon request, each of the parties hereto shall cooperate with the other in good faith, at the requesting party's expense, in furnishing information, testimony and other assistance in connection with any actions, proceedings, arrangements, or disputes involving any of the parties hereto (other than in a dispute among such parties or entities) and based upon contracts, arrangements or acts of Columbia, Holdings, Galen, or the Company which were in effect or occurred prior to the Effective Time and which relate to the business of the Company. Purchaser shall cause the Company to provide any information or documents reasonably requested by Columbia, Holdings or Galen in connection with tax or other disputes, settlements, investigations, proceeding or other matters in respect of any period ending at or prior to the Effective Time. The party requesting documents or information pursuant to this Section shall pay all fees and expenses paid to unaffiliated third parties by the party providing such documents or information in connection with providing such information or document. In addition, following the Closing, the parties hereto shall cooperate fully with each other and make available to the other, as reasonably requested, and to any taxing authority, all information, records, documents relating to tax liabilities or potential tax liabilities and tax bases of the Company, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. Purchaser agrees that to the extent reasonably requested by Columbia, Purchaser will permit each of the Persons who is a party to a Management Letter Agreement to furnish information, testimony and other assistance to, and to otherwise cooperate with, Sellers in connection with Purchaser's obligations under this Section 12.14.

     12.15 Further Assurance Clause. On and after the Closing Date, Sellers, the Company and Purchaser will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof, including, without limitation, putting Purchaser in possession and operation control of the business of the Company.

     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed as of the date first above written.


                                    COLUMBIA/ HCA HEALTHCARE CORPORATION

                                    By:     /s/ V. Carl George
                                            Name: V. Carl George
                                            Title:

                                    VH HOLDINGS, INC.

                                    By:     /s/ V. Carl George
                                            Name: V. Carl George
                                            Title:

                                    GALEN HOLDINGS, INC.

                                    By:     /s/ V. Carl George
                                            Name: V. Carl George
                                            Title:

                                    EXPRESS SCRIPTS, INC.

                                    By:     /s/ Barrett Toan
                                            Name: Barrett Toan
                                            Title:

                                    INDEX OF
                          SCHEDULES AND EXHIBITS TO THE
                      STOCK PURCHASE AGREEMENT BY AND AMONG
             COLUMBIA/HCA HEALTHCARE CORPORATION, VH HOLDINGS, INC.,
                 GALEN HOLDINGS, INC. AND EXPRESS SCRIPTS, INC.

I(a       Exclusions From "Excluded Liability"
I(b)      Purchase Price Adjustments
2.2(i)    Excluded Subsidiaries
2.2(ii)   Notes Receivable
2.2(iii)  Excluded Assets
2.2(iv)   Employee Obligations
2.3       Allocation of Purchase Price
3.2(a)    Value Health Jurisdictions
3.2(b)    MPN Jurisdictions
3.3       Value Health Subsidiaries
3.5       Seller Exceptions to Agreements; Conflicts
3.6(a) Value Health and Value Health Subsidiaries (plus MedManagement) Financial Statements
3.6(b)    MPN Financial Statements
3.6(c)    Value Health Pro Forma Financial Statements
3.6(d)    Acquired Entities Pro Forma Balance Sheet
3.7       Liabilities Not Disclosed in Financial Statements
3.8       Transactions Outside the Ordinary Course of Business
3.8(g)    Material Adverse Changes
3.9       Legal Proceedings
3.10      Certain Contracts
3.12(a)   Labor Matters
3.12(b)   Company Plans and Multiemployer Plans
3.12(d)   Company Plan Compliance
3.13      Bank Accounts
3.14      Tax Matters
3.15      Insurance Policies
3.16      Intellectual Property
3.16(a)   Registrations and Applications
3.16(b)   Material Software Licenses
3.17      Compliance Exceptions
3.18      Environmental Conditions
5.1       Seller Regulatory Approvals
5.2       Conduct Prior to Closing
5.3(a)    Employee Matters
5.12      Intercompany Accounts
6.1       Confidentiality
6.2       Purchaser Regulatory Approvals
7.5       Opinion of Sellers' Counsel
7.11      Material Adverse Change
7.13      Trademark Acknowledgment Agreement Provisions
7.14      Columbia PBM Agreement
7.16      MedManagement Agreement Provisions
8.5       Opinion of Purchaser's Counsel
9.1(c)    Claims, Actions, Suits and Other Proceedings
9.1(d)    Value Health Payment Obligations
9.2(f)    Purchaser Indemnification of Suits

                                  Schedule I(b)
                           PURCHASE PRICE ADJUSTMENTS

     A. DEFINITIONS. For purposes of this SCHEDULE I(B), (a) capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement, and (b) the following defined terms shall have the meanings indicated below:

                  "Beginning Adjusted Working Capital" shall mean the working capital of the Acquired Entities as reflected in the Acquired Entities Pro Forma Balance Sheet, subject to the following adjustments: (a) any current or deferred income taxes that are reflected on the Acquired Entities Pro Forma Balance Sheet shall be excluded from the calculation of Beginning Adjusted Working Capital, (b) any portion of the Schedule 2.2(iv) Obligations that are reflected as a liability on the Acquired Entities Pro Forma Balance Sheet shall be excluded from the calculation of Beginning Adjusted Working Capital, and (c) the Reserves shall be excluded from the calculation of Beginning Adjusted Working Capital. The calculation of Beginning Adjusted Working Capital is set forth in EXHIBIT A hereto.

                  "Closing Adjusted Working Capital" shall mean the working capital of the Acquired Entities as reflected in the Closing Balance Sheet, subject to the following adjustments: (a) any current or deferred income taxes that are reflected on the Closing Balance Sheet shall be excluded from the calculation of Closing Adjusted Working Capital, (b) any portion of the Schedule 2.2(iv) Obligations that are reflected as a liability on the Closing Balance Sheet shall be excluded from the calculation of Closing Adjusted Working Capital, and (c) the Reserves less the Reserve Payment Amount shall be excluded from the calculation of Closing Adjusted Working Capital.

                  "Closing Balance Sheet" shall mean the unaudited pro forma combined balance sheet of the Acquired Entities as of the Effective Time, which balance sheet will be prepared on a consistent basis with the Acquired Entities Pro Forma Balance Sheet.

                  "Purchase Price Adjustment" shall mean the adjustment to the Base Purchase Price calculated in accordance with the provisions of Paragraph B of this SCHEDULE I(B).

                  "Reserves" shall mean the reserves listed in EXHIBIT B hereto.

                  "Reserves Payment Amount" shall mean the aggregate amount spent by the Company between the Balance Sheet Date and the Effective Time with respect to the Reserves, regardless of the amount spent, individually or in the aggregate, with respect to any or all of the Reserves.

                  "Schedule 2.2(iv) Obligations" shall mean the obligations of the Acquired Entities under (i) each of the bonus, severance and other arrangements described in item 17 of SCHEDULE 2.2(IV) to the Agreement and (ii) the 1997 Bonus Plan payments for ValueRx employees as described in Attachment 1 to SCHEDULE 2.2(IV), in each case, including any related payroll taxes.

                  "Schedule 2.2(iv) Obligations Payment Amount" shall mean the amount of the Schedule 2.2(iv) Obligations paid by Sellers or the Acquired Entities between the Balance Sheet Date and the Effective Time.

     B. PURCHASE PRICE ADJUSTMENT CALCULATION. The Purchase Price Adjustment shall be the sum of the following adjustments to the Base Purchase Price:

     1. The Base Purchase Price shall be increased (or decreased) by the amount by which the Closing Adjusted Working Capital is greater than (or less than) the Beginning Adjusted Working Capital.

     2. The Base Purchase Price shall be increased by the Schedule 2.2(iv) Obligations Payment Amount.

     3. The Base  Purchase  Price shall be  increased  by the  Reserves  Payment
Amount.

     4. The Base Purchase Price shall be decreased by an amount equal to the sum of the Schedule 2.2(iv) Obligations Payment Amount and the Reserves Payment Amount, multiplied by .33.

     5. The Base Purchase Price shall be decreased by the amount of any proceeds from the Company's sale of 20,203 shares of capital stock of Stadtlanders Drug Company, Inc. that are distributed to the Sellers.

                                    EXHIBIT A
                                       TO
                                  SCHEDULE I(B)


                                                   DECEMBER 31, 1997
                                                  ------------------

 Total current assets excluding any  deferred          $193,823,948
 income taxes per Acquired Entities Pro Forma
 Balance Sheet

 Less current liabilities per Acquired Entities       (191,290,966)
 Pro Forma Balance Sheet

 Exclude Schedule 2.2(iv) Obligations reflected           2,058,003
 on the Acquired Entities Balance Sheet

 Exclude Reserves reflected in Exhibit B                 35,637,926
                                                         ----------

 Adjusted Working Capital                               $40,228,911


                                    EXHIBIT B
                                       TO
                                  SCHEDULE I(B)

                     HUSKIE CASH PURCHASE RESERVES ANALYSIS


I.       Necessary Cash Reserves

                                                            12/31/97                                   Adjusted
                        Item                                 Balance            Adjustments            Balance
------------------------------------------------------ -------------------- --------------------- -------------------

A) Severance/consultants/termination/outplacement              $ 3,990,651                               $ 3,990,651
B) Lease termination fees                                          821,096                                   821,096
C) Lease FMV                                                     2,982,533           $   217,467           3,200,000
D) Medintell shutdown                                            4,655,793                                 4,655,793
E) Legal entity dissolution                                         96,070                                    96,070
F) Storage termination costs                                     (115,250)               160,250              45,000
G) Davenport building FMV                                          576,072                                   576,072
H) Accrual adjustments                                           (203,875)               203,875                   -
I)  DEA reserve                                                  1,218,000                                 1,218,000
J) Pharmacy network repricing                                    1,645,000                                 1,645,000
K) Legal accrual                                                 2,000,000                                 2,000,000
L) Performance guarantees                                        1,000,000                                 1,000,000
M) Foxmeyer dispute                                              1,500,000                                 1,500,000
N) CPS consolidation expenses                                      897,635               462,365           1,360,000
O) CPS exit costs at mail facility                                (87,950)                87,950                   -
P) Rx Net consolidation                                          4,359,579                                 4,359,579
Q) H.I.D. consolidation                                          4,797,248                                 4,797,248
R) CPS consolidation/tandem conversion                           2,587,030                                 2,587,030
S) APS consolidation                                               204,000                                   204,000
T) Purchase related costs prior to closing                         675,837                                   675,837
U) Costs of administering purchase accounting                     (17,935)                34,935              17,000
V) Financial systems shutdown                                    (772,912)               825,912              53,000
W) I/S termination fees and exit costs                             148,188                                   148,188
X) Retail systems consolidation                                    106,260                                   106,260
Y) Accrued vacation on exited facilities                           450,000                                   450,000
Z) Exit CPS on-line reference system                                64,594                                    64,594
AA) Columbia DEA licensing                                          67,508                                    67,508
BB) Printed materials                                          (1,120,948)             1,120,948                   -
                                                       -------------------- --------------------- -------------------
                                                               $32,524,224            $3,113,702         $35,637,926
                                                       -------------------- --------------------- -------------------

II.      Balance Sheet Reserves

                                                    12/31/97                                           Adjusted
                 Item                                Balance                    Adjustments             Balance
---------------------------------------- -------------------------------- ------------------------ ------------------

A) Formulary reserve                                          $4,600,000                                  $4,600,000
B) Contract dispute reserve                                    2,000,000                                   2,000,000
C) NJ Medicaid reserve                                         2,000,000                                   2,000,000
D) Inventory reserve                                             750,000                                     750,000
E) H.I.D. A/R reserve                                            500,000                                     500,000
                                         --------------------------------                          ------------------
                                                              $9,850,000                                  $9,850,000
                                         --------------------------------                          ------------------

